                                EXHIBIT 7.1






                                AGREEMENT

                                   AND

                              PLAN OF MERGER

                               BY AND AMONG

                     THE MAY DEPARTMENT STORES COMPANY

                           MS ACQUISITION, INC.

                                   AND

                 ZIONS CO-OPERATIVE MERCANTILE INSTITUTION

                             October 14, 1999






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                             TABLE OF CONTENTS
                                                                       Page

ARTICLE I      THE MERGER. . . . . . . . . . . . . . . . . . . . . . . .  2
     Section 1.1    The Merger . . . . . . . . . . . . . . . . . . . . .  2
     Section 1.2    Effective Time . . . . . . . . . . . . . . . . . . .  2
     Section 1.3    Closing. . . . . . . . . . . . . . . . . . . . . . .  2
     Section 1.4    Articles of Incorporation; Bylaws. . . . . . . . . .  3
     Section 1.5    Directors and Officers of the Surviving
                    Corporation. . . . . . . . . . . . . . . . . . . . .  3

ARTICLE II     CONVERSION OF SHARES. . . . . . . . . . . . . . . . . . .  3
     Section 2.1    Conversion of Common Stock . . . . . . . . . . . . .  3
     Section 2.2    Exchange of Certificates . . . . . . . . . . . . . .  4
     Section 2.3    Company Option Plans; Restricted Shares. . . . . . .  7
     Section 2.4    Dissenters' Rights . . . . . . . . . . . . . . . . .  8
     Section 2.5    Stockholders' Meeting. . . . . . . . . . . . . . . .  8

ARTICLE III    REPRESENTATIONS AND WARRANTIES OF THE
               COMPANY . . . . . . . . . . . . . . . . . . . . . . . . . 10
     Section 3.1    Organization . . . . . . . . . . . . . . . . . . . . 10
     Section 3.2    Capitalization . . . . . . . . . . . . . . . . . . . 11
     Section 3.3    Authorization; Validity of Agreement . . . . . . . . 11
     Section 3.4    No Violations; Consents and Approvals. . . . . . . . 12
     Section 3.5    SEC Reports and Financial Statements . . . . . . . . 13
     Section 3.6    Absence of Certain Changes . . . . . . . . . . . . . 14
     Section 3.7    No Undisclosed Liabilities . . . . . . . . . . . . . 14
     Section 3.8    Information in Registration Statement
                    and Proxy Statement. . . . . . . . . . . . . . . . . 14
     Section 3.9    Employee Benefit Plans; ERISA. . . . . . . . . . . . 15
     Section 3.10   Litigation; Compliance with Law. . . . . . . . . . . 18
     Section 3.11   Intellectual Property. . . . . . . . . . . . . . . . 19
     Section 3.12   Company Agreements . . . . . . . . . . . . . . . . . 19
     Section 3.13   Taxes. . . . . . . . . . . . . . . . . . . . . . . . 19
     Section 3.14   Environmental Matters. . . . . . . . . . . . . . . . 21
     Section 3.15   No Default . . . . . . . . . . . . . . . . . . . . . 23
     Section 3.16   Opinion of Financial Advisors. . . . . . . . . . . . 23
     Section 3.17   Brokers. . . . . . . . . . . . . . . . . . . . . . . 24
     Section 3.18   Property . . . . . . . . . . . . . . . . . . . . . . 24
     Section 3.19   Board Recommendations. . . . . . . . . . . . . . . . 24
     Section 3.20   Labor Matters. . . . . . . . . . . . . . . . . . . . 24
     Section 3.21   Year 2000. . . . . . . . . . . . . . . . . . . . . . 25
     Section 3.22   Insurance. . . . . . . . . . . . . . . . . . . . . . 25
     Section 3.23   Accounts Receivable; Inventory . . . . . . . . . . . 25
     Section 3.24   Real Estate Matters. . . . . . . . . . . . . . . . . 26

ARTICLE IV     REPRESENTATIONS AND WARRANTIES OF PARENT AND
               ACQUISITION . . . . . . . . . . . . . . . . . . . . . . . 28
     Section 4.1    Organization . . . . . . . . . . . . . . . . . . . . 28
     Section 4.2    Authorization; Validity of Agreement . . . . . . . . 28

     Section 4.3    Consents and Approvals; No Violations. . . . . . . . 29
     Section 4.4    Information in Registration Statement
                    and Proxy Statement. . . . . . . . . . . . . . . . . 29
     Section 4.5    Parent Common Stock. . . . . . . . . . . . . . . . . 29
     Section 4.6    Absence of Certain Changes . . . . . . . . . . . . . 30
     Section 4.7    No Undisclosed Liabilities . . . . . . . . . . . . . 30
     Section 4.8    Litigation; Compliance with Law. . . . . . . . . . . 31
     Section 4.9    No Default . . . . . . . . . . . . . . . . . . . . . 31
     Section 4.10   Property . . . . . . . . . . . . . . . . . . . . . . 32
     Section 4.11   Year 2000. . . . . . . . . . . . . . . . . . . . . . 32

ARTICLE V      COVENANTS . . . . . . . . . . . . . . . . . . . . . . . . 32
     Section 5.1    Interim Operations of the Company. . . . . . . . . . 32
     Section 5.2    No Solicitations . . . . . . . . . . . . . . . . . . 36
     Section 5.3    Access to Information. . . . . . . . . . . . . . . . 37
     Section 5.4    Further Action; Reasonable Best Efforts. . . . . . . 37
     Section 5.5    Employee Benefits. . . . . . . . . . . . . . . . . . 39
     Section 5.6    Notification of Certain Matters. . . . . . . . . . . 41
     Section 5.7    Directors' and Officers' Insurance and
                    Indemnification. . . . . . . . . . . . . . . . . . . 42
     Section 5.8    Existing Credit Documents. . . . . . . . . . . . . . 44
     Section 5.9    Parent Undertaking . . . . . . . . . . . . . . . . . 44
     Section 5.10   WARN Act . . . . . . . . . . . . . . . . . . . . . . 44
     Section 5.11   Fashion Place. . . . . . . . . . . . . . . . . . . . 44

ARTICLE VI     CONDITIONS. . . . . . . . . . . . . . . . . . . . . . . . 44
     Section 6.1    Conditions to Each Party's Obligation To
                    Effect the Merger. . . . . . . . . . . . . . . . . . 44
     Section 6.2    Conditions to the Obligation of the
                    Company to Effect the Merger . . . . . . . . . . . . 45
     Section 6.3    Conditions to Obligations of Parent and
                    Acquisition to Effect the Merger . . . . . . . . . . 45
     Section 6.4.   Election . . . . . . . . . . . . . . . . . . . . . . 46

ARTICLE VII    TERMINATION . . . . . . . . . . . . . . . . . . . . . . . 46
     Section 7.1    Termination. . . . . . . . . . . . . . . . . . . . . 46
     Section 7.2    Effect of Termination. . . . . . . . . . . . . . . . 48

ARTICLE VIII   MISCELLANEOUS . . . . . . . . . . . . . . . . . . . . . . 48
     Section 8.1    Fees and Expenses. . . . . . . . . . . . . . . . . . 48
     Section 8.2    Amendment; Waiver. . . . . . . . . . . . . . . . . . 49
     Section 8.3    Survival . . . . . . . . . . . . . . . . . . . . . . 49
     Section 8.4    Notices. . . . . . . . . . . . . . . . . . . . . . . 49
     Section 8.5    Interpretation . . . . . . . . . . . . . . . . . . . 50
     Section 8.6    Section Headings . . . . . . . . . . . . . . . . . . 51
     Section 8.7    Counterparts . . . . . . . . . . . . . . . . . . . . 51
     Section 8.8    Entire Agreement . . . . . . . . . . . . . . . . . . 51
     Section 8.9    Severability . . . . . . . . . . . . . . . . . . . . 51
     Section 8.10   Governing Law; Waiver of Jury Trial;
                    Enforcement. . . . . . . . . . . . . . . . . . . . . 51
     Section 8.11   Assignment . . . . . . . . . . . . . . . . . . . . . 52

     Section 8.12   Continuation of Attorney-Client
                    Privilege. . . . . . . . . . . . . . . . . . . . . . 52
     Section 8.13   Publicity. . . . . . . . . . . . . . . . . . . . . . 52

                          TABLE OF DEFINED TERMS

Term                                                                Section

Acquisition. . . . . . . . . . . . . . . . . . . . . . . . . . . . .Heading
Acquisition Proposal . . . . . . . . . . . . . . . . . . . . . . . . . .5.2
Affiliates . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .8.5
Agreement. . . . . . . . . . . . . . . . . . . . . . . . . . . . . .Heading
Assertion. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .5.7
Associates . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .8.5
Articles of Merger . . . . . . . . . . . . . . . . . . . . . . . . . . .1.2
Audit. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .3.13(b)
Average Closing Price. . . . . . . . . . . . . . . . . . . . . . . . 2.1(a)
beneficial ownership . . . . . . . . . . . . . . . . . . . . . . . . . .8.5
Certificate. . . . . . . . . . . . . . . . . . . . . . . . . . . . . 2.2(b)
Certificates . . . . . . . . . . . . . . . . . . . . . . . . . . . . 2.2(b)
Closing. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .1.3
Closing Date . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .1.3
Code . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . Recitals
Company. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .Heading
Company Agreements . . . . . . . . . . . . . . . . . . . . . . . . . . .3.4
Company Balance Sheet. . . . . . . . . . . . . . . . . . . . . . . .3.23(a)
Company Common Stock . . . . . . . . . . . . . . . . . . . . . . . . . .2.1
Company Employee . . . . . . . . . . . . . . . . . . . . . . . . . . 5.5(a)
Company Employees. . . . . . . . . . . . . . . . . . . . . . . . . . 5.5(a)
Company Option . . . . . . . . . . . . . . . . . . . . . . . . . . . . .2.3
Company SEC Documents. . . . . . . . . . . . . . . . . . . . . . . . . .3.5
Conflict Matter. . . . . . . . . . . . . . . . . . . . . . . . . . . . .5.7
Disclosure Schedule. . . . . . . . . . . . . . . . . . . . . . . . . . .3.4
Dissenting Shares. . . . . . . . . . . . . . . . . . . . . . . . . . . .2.4
DLJ. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .2.5(a)(iii)
Effective Time . . . . . . . . . . . . . . . . . . . . . . . . . . . . .1.2
Election . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .6.4
Election Date. . . . . . . . . . . . . . . . . . . . . . . . . . . . . .6.4
Encumbrance. . . . . . . . . . . . . . . . . . . . . . . . . . . . .3.24(a)
Encumbrances . . . . . . . . . . . . . . . . . . . . . . . . . . . .3.24(a)
Environmental Claim. . . . . . . . . . . . . . . . . . . . . . . 3.14(e)(i)
Environmental Law. . . . . . . . . . . . . . . . . . . . . . . .3.14(e)(ii)
ERISA. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 3.9(a)
ERISA Affiliate. . . . . . . . . . . . . . . . . . . . . . . . . . . 3.9(a)
ERISA Plans. . . . . . . . . . . . . . . . . . . . . . . . . . . . . 3.9(a)
Exchange Act . . . . . . . . . . . . . . . . . . . . . . . . . . 2.5(a)(ii)
Existing Credit Documents. . . . . . . . . . . . . . . . . . . . . . . .5.8
GAAP . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .3.5
Government Antitrust Entity. . . . . . . . . . . . . . . . . . . . . 5.4(c)
Governmental Entity. . . . . . . . . . . . . . . . . . . . . . . . . . .3.4
Hazardous Substance. . . . . . . . . . . . . . . . . . . . . . 3.14(e)(iii)
HSR Act. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .3.4
Indemnified Liability. . . . . . . . . . . . . . . . . . . . . . . . . .5.7
Indemnified Parties. . . . . . . . . . . . . . . . . . . . . . . . . . .5.7
Indemnified Party. . . . . . . . . . . . . . . . . . . . . . . . . . . .5.7

Indemnitor . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .5.7
Indemnitors. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .5.7
Intellectual Property. . . . . . . . . . . . . . . . . . . . . . . . . 3.11
Key Executive. . . . . . . . . . . . . . . . . . . . . . . . . . . . 5.1(a)
Key Executives . . . . . . . . . . . . . . . . . . . . . . . . . . . 5.1(a)
knowledge of the Company . . . . . . . . . . . . . . . . . . . . . . . .3.6
Lease. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .3.24(b)
Leases . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .3.24(b)
Leased Properties. . . . . . . . . . . . . . . . . . . . . . . . . .3.24(a)
Leased Property. . . . . . . . . . . . . . . . . . . . . . . . . . .3.24(a)
Liens. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .3.4
made available . . . . . . . . . . . . . . . . . . . . . . . . . . . . .8.5
Majority Shareholder . . . . . . . . . . . . . . . . . . . . . . . Recitals
Material Adverse Effect. . . . . . . . . . . . . . . . . . . . . . . . .3.1
Material Company Agreements. . . . . . . . . . . . . . . . . . . . . . 3.12
Merger . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .1.1
Merger Consideration . . . . . . . . . . . . . . . . . . . . . . . . 2.1(a)
Merger Communications. . . . . . . . . . . . . . . . . . . . . . . . . 8.12
Non-Key Employees. . . . . . . . . . . . . . . . . . . . . . . . . . 5.1(d)
Option Plan. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .2.3
Owned Property . . . . . . . . . . . . . . . . . . . . . . . . . . .3.24(a)
Parent . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .Heading
Parent Common Stock. . . . . . . . . . . . . . . . . . . . . . . . . 2.1(a)
Parent Filings . . . . . . . . . . . . . . . . . . . . . . . . . . . 4.5(c)
Parties. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .Heading
Party. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .Heading
Paying Agent . . . . . . . . . . . . . . . . . . . . . . . . . . . . 2.2(a)
PBGC . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 3.9(c)
Person . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .3.1
Plans. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 3.9(a)
Primary Loan Agreement . . . . . . . . . . . . . . . . . . . . . . . . .5.8
Proxy Statement. . . . . . . . . . . . . . . . . . . . . . . . .2.5(a)(iii)
Real Properties. . . . . . . . . . . . . . . . . . . . . . . . . . .3.24(a)
Real Property. . . . . . . . . . . . . . . . . . . . . . . . . . . .3.24(a)
Registration Statement . . . . . . . . . . . . . . . . . . . . . 2.5(a)(ii)
Release. . . . . . . . . . . . . . . . . . . . . . . . . . . . .3.14(e)(iv)
Representatives. . . . . . . . . . . . . . . . . . . . . . . . . . . . .5.2
Restricted Plan Shares . . . . . . . . . . . . . . . . . . . . . . . 2.3(b)
SEC. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .2.5(a)(iii)
Securities Act.. . . . . . . . . . . . . . . . . . . . . . . . . . . . .3.5
Shareowner Agreement . . . . . . . . . . . . . . . . . . . . . . . Recitals
Shareowner Agreements. . . . . . . . . . . . . . . . . . . . . . . Recitals
Shares . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .2.1
Special Meeting. . . . . . . . . . . . . . . . . . . . . . . . . .2.5(a)(i)
Subsidiary . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .3.1
Supplemental Loan Agreement. . . . . . . . . . . . . . . . . . . . . . .5.8
Surviving Corporation. . . . . . . . . . . . . . . . . . . . . . . . . .1.1
Taxes. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .3.13(i)
Tax Return . . . . . . . . . . . . . . . . . . . . . . . . . . . . .3.13(i)
Twelve Month Premiums. . . . . . . . . . . . . . . . . . . . . . . . . .5.7

URBCA. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . Recitals
Utah DOC . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .1.2
Voting Debt. . . . . . . . . . . . . . . . . . . . . . . . . . . . . 3.2(a)
ZCMI Retirement Plan . . . . . . . . . . . . . . . . . . . . . . . . 5.5(b)
1934 Act . . . . . . . . . . . . . . . . . . . . . . . . . . . . 2.5(a)(ii)
1934 Act Rules . . . . . . . . . . . . . . . . . . . . . . . . . 2.5(a)(ii)

                       AGREEMENT AND PLAN OF MERGER


     AGREEMENT AND PLAN OF MERGER (this "Agreement"), dated as of October 14, 1999, by and among THE MAY DEPARTMENT STORES COMPANY, a Delaware corporation ("Parent"), MS ACQUISITION, INC., a Utah corporation and a wholly-owned subsidiary of Parent ("Acquisition"), and ZIONS CO-OPERATIVE MERCANTILE INSTITUTION, a Utah corporation (the "Company"). Parent, Acquisition and the Company are later in this Agreement sometimes referred to individually as a "Party" or collectively as the "Parties."

                                 RECITALS

     This Agreement is entered into with reference to the following facts, objectives, and definitions:

     A. The Boards of Directors of Parent, Acquisition and the Company have each approved, and, if required by law, have determined to recommend to their respective stockholders, the acquisition of the Company by Parent upon the terms and subject to the conditions set forth in this Agreement, which contemplates a transaction in which Parent will acquire all of the outstanding capital stock of the Company for securities of Parent as described herein through a reverse subsidiary merger of Acquisition with and into the Company.

     B. It is contemplated by each of the Parties that the transaction described above will constitute a tax-free reorganization under Section 368(a)(2)(E) of the Internal Revenue
Code of 1986, as amended (the "Code").

     C. In furtherance of such acquisition, the Boards of Directors of Parent, Acquisition and the Company have each approved this Agreement and the merger of Acquisition with and into the Company in accordance with the terms of this Agreement and the Utah Revised Business Corporation Act (the "URBCA").

     D. Concurrently with the execution and delivery of this Agreement, and as a condition and inducement to the willingness of Parent and Acquisition to enter into this Agreement, Parent has entered into separate Shareowner Voting Agreements each dated as of the date hereof with each of ZCMI Reserve Trust (the "Majority Shareholder"), Richard Madsen and Patricia Madsen (collectively, the "Shareowner Agreements" and, individually, a "Shareowner Agreement"). Pursuant to the Shareowner Agreements, each of the Majority Shareholder, Richard Madsen and Patricia Madsen has granted an option in favor of Parent to purchase all of the shares of Company Common Stock (as hereafter defined) held by each, respectively, and has granted Parent an irrevocable proxy to vote all of the shares of Company Common Stock held by each, respectively, in favor of the Merger (as hereafter defined).

                                 AGREEMENT

     NOW, THEREFORE, in consideration of the foregoing and the respective representations, warranties, covenants and agreements set forth in this Agreement, the Parties agree as follows:

                                 ARTICLE I

                                THE MERGER

     Section 1.1 The Merger. Upon the terms and subject to the conditions of this Agreement and in accordance with the URBCA, at the Effective Time (as defined in Section 1.2), Acquisition shall be merged (the "Merger") with and into the Company and the separate corporate existence of Acquisition shall cease. After the Merger, the Company shall continue as the surviving corporation (sometimes later in this Agreement referred to as the "Surviving Corporation"). The Merger shall have the effects set forth in the URBCA. Without limiting the generality of the foregoing, at the Effective Time, all the rights, privileges, immunities, powers, properties and franchises of the Company and Acquisition shall vest in the Surviving Corporation and all obligations, duties, debts and liabilities of the Company and Acquisition shall become the obligations, duties, debts and liabilities of the Surviving Corporation.

     Section 1.2 Effective Time. On or as promptly as practicable following the Closing (as hereafter defined), the Company will cause appropriate Articles of Merger (the "Articles of Merger") to be filed with the Department of Commerce, Division of Corporations and Commercial Code, of the State of Utah (the "Utah DOC") in such form and executed as provided in the URBCA. The Merger shall become effective at such time as the Articles of Merger have been duly filed with the Utah DOC or such later time as is agreed upon by the Parties and specified in the Articles of Merger in accordance with the URBCA, and such time is later in this Agreement referred to as the "Effective Time."

     Section 1.3 Closing. The closing of the Merger (the "Closing") will take place at 10:00 a.m., Salt Lake City time, on a date to be specified by the Parties, which shall be no later than the second business day after satisfaction or waiver of all of the conditions set forth in Article VI, other than those conditions (including the vote of the shareholders of the Company) that by their nature are to be satisfied at the Closing, but subject to the fulfillment or waiver of those conditions (the "Closing Date"), at the offices of Stoel Rives LLP, 201 South Main Street, Suite 1100, Salt Lake City, UT 84111, unless another date or place is agreed to in writing by the Parties.Notwithstanding the foregoing, in the event the Parent delivers an Election (as hereafter defined) in the manner set forth in Section 6.4, the Closing will take place at a time prior to February 1, 2000 as determined in the sole discretion of Parent.

     Section 1.4 Articles of Incorporation; Bylaws. The Articles of Incorporation of the Company, in effect immediately prior to the Effective Time, shall be the Articles of Incorporation of the Surviving Corporation until thereafter amended in accordance with applicable law. The Bylaws of the Company in effect immediately prior to the Effective Time, shall be the Bylaws of the Surviving Corporation until thereafter amended as provided by law, the Articles of Incorporation and such Bylaws.

     Section 1.5    Directors and Officers of the Surviving
Corporation.

          (a) The directors of Acquisition immediately prior to the Effective Time shall, from and after the Effective Time, be the directors of the Surviving Corporation until their successors shall have been duly elected or appointed and qualified or until their earlier death, resignation or removal in accordance with the URBCA, and the Surviving Corporation's Articles of Incorporation and Bylaws.

          (b) The officers of the Company immediately prior to the Effective Time shall be the initial officers of the Surviving
Corporation and shall hold office until their respective successors are duly appointed and qualified, or until their earlier death, resignation or removal.

                                ARTICLE II

                           CONVERSION OF SHARES

     Section 2.1    Conversion of Common Stock.  As of the
Effective Time, by virtue of the Merger and without any action on the part of the Parties or the holders of any shares of common stock, par value $.001 per share, of the Company (the "Shares" or the "Company Common Stock"):

          (a)  Each issued and outstanding share of the Company
Common Stock (other than Shares to be canceled in accordance with Section 2.1(c), Restricted Plan Shares (as defined in Section

2.3(b)) to be canceled in accordance with Section 2.3(b) and Dissenting Shares (as defined in Section 2.4)) shall be converted into the right to receive such number of shares of the common stock of Parent ("Parent Common Stock") which is the equivalent of $22.50, based on the arithmetic average rounded to two decimal places of the high and low trading prices of the Parent Common Stock (the "Average Closing Price") as reported on the Composite Tape for New York Stock Exchange listed securities for the 12th through the 3rd business days immediately preceding the Closing Date (the "Merger Consideration"), upon surrender of the certificate formerly representing such share of the Company Common Stock in the manner provided in Section 2.2. All such shares of the Company Common Stock, when so converted, shall no longer be outstanding and shall automatically be canceled and retired and shall cease to exist, and each holder of a certificate representing any such Shares shall cease to have any rights with respect thereto, except the right to receive the Merger Consideration therefor upon the surrender of such certificate in accordance with Section 2.2. Any payment made pursuant to this Section 2.1(a) shall be made net of applicable withholding taxes to the extent such withholding is required by law in accordance with Section 2.2(d).

          (b) Each issued and outstanding share of common stock, par value $1.00 per share, of Acquisition shall be converted into and become one validly issued, fully paid and nonassessable share of common stock of the Surviving Corporation.

          (c) All shares of Company Common Stock that are owned at the Effective Time by the Company, Parent, Acquisition or any other direct or indirect wholly-owned Subsidiary (as later defined) of the Company, Parent or Acquisition shall be canceled and retired and no Merger Consideration shall be delivered in exchange therefor.

     Section 2.2    Exchange of Certificates.

          (a) Prior to the Effective Time, Parent shall designate an agent reasonably satisfactory to the Company to act as paying agent in connection with the Merger (the "Paying Agent") for purposes of effecting the exchange of the Merger Consideration for certificates which, prior to the Effective Time, represented Shares and with respect to which the owner thereof is entitled to receive the Merger Consideration pursuant to Section 2.1. On the Closing Date, Parent and Acquisition will provide the Paying Agent, in trust for the benefit of the holders of Shares, that number of whole shares of Parent Common Stock equal to the aggregate Merger Consideration to be paid to the holders of Shares pursuant to Section 2.1.

          (b) As promptly as practicable after the Effective Time, the Paying Agent shall mail to each record holder, as of the Effective Time, of an outstanding certificate or certificates which immediately prior to the Effective Time represented Shares (the "Certificates" or individually, a "Certificate"), a form of letter of transmittal that is reasonably acceptable to the Company (which shall specify that delivery shall be effective, and risk of loss and title to a Certificate shall pass, only upon proper delivery of the Certificate to the Paying Agent) and instructions for effecting the surrender of a Certificate in consideration of payment of the Merger Consideration for the Shares represented by the Certificate. Upon surrender to the Paying Agent of a Certificate, together with such letter of transmittal duly executed and completed in accordance with the instructions thereto, and any other required documents, the holder of such Certificate shall receive promptly in exchange therefor the Merger Consideration for each Share formerly evidenced thereby, and such Certificate shall forthwith be canceled. No interest will be paid or accrued on the cash payable upon the surrender of a Certificate. If payment is to be made to a person other than the person in whose name the surrendered Certificate is registered, it shall be a condition of payment that the Certificate so surrendered be properly endorsed or otherwise be in proper form for transfer and that the person requesting such payment shall (i) pay any transfer or other taxes required by reason of the payment to a person other than the registered holder of the Certificate surrendered or (ii) establish to the satisfaction of the Surviving Corporation that such tax has been paid or is not applicable. One hundred eighty
(180) days after the Effective Time, the Surviving Corporation shall be entitled to require the Paying Agent to deliver to it any shares of Parent Common Stock which have been made available to the Paying Agent for payment of the Merger Consideration hereunder and which have not been disbursed to holders of Certificates, and thereafter such holders shall be entitled to look to the Surviving Corporation (subject to abandoned property, escheat or other similar laws) only as general unsecured creditors thereof with respect to the cash payable upon due surrender of their Certificate(s). Parent shall pay all charges and expenses, including those of the Paying Agent, in connection with the distribution of the Merger Consideration for Shares. From and after the Effective Time, until surrendered in accordance with the provisions of this Section 2.2(b), each Certificate (other than Certificates which represented (i) Restricted Plan Shares, (ii) Shares held by the Company, Parent, Acquisition or any direct or indirect wholly-owned Subsidiary of Parent or Acquisition and (iii) Dissenting Shares) shall represent for all purposes only the right to receive consideration equal to the Merger Consideration multiplied by the number of Shares evidenced by such Certificate, without any interest thereon. From and after the Effective Time, holders of Certificates shall have no right to vote or to receive any dividends or other distributions with respect to any Shares which were theretofore represented by such Certificates, other than any dividends or other distributions payable to holders of record as of a date prior to the Effective Time, and shall have no other rights other than as provided herein or by applicable law.
Unless and until any such outstanding Certificate shall be so surrendered, no dividend or other distribution, if any, payable to holders of record of Parent Common Stock as of any date on or subsequent to the Effective Time shall be paid to the holder of such outstanding Certificate, but upon surrender of such outstanding Certificate, there shall be paid to the record owner of such outstanding Certificate shares of Parent Common Stock issued in exchange therefor and the amount, without interest thereon, of dividends and other distributions, if any, which theretofore and subsequent to the Effective Time have become payable with respect to the number of whole shares of Parent Common Stock represented thereby.

          (c) From and after the Effective Time, there shall be no transfers on the stock transfer books of the Company of the Shares which were outstanding immediately prior to the Effective Time. If, after the Effective Time, Certificates are presented to the Paying Agent or the Surviving Corporation, they shall be canceled and exchanged for the Merger Consideration in accordance with the procedures set forth in this Article II.

          (d) The Paying Agent shall be entitled to deduct and withhold from the Merger Consideration otherwise payable pursuant to this Agreement to any holder of Shares such amounts, if any, as the Paying Agent is required to deduct and withhold with respect to the making of such payment under the Code. To the extent that amounts are so withheld by the Paying Agent, such withheld amounts shall be treated for all purposes of this Agreement as having been paid to the holder of the Certificate(s) in respect of which such deduction and withholding was made by the Paying Agent.

          (e) In the event any Certificate shall have been lost, stolen or destroyed, upon the making of an affidavit of that fact by the person claiming such Certificate to be lost, stolen or destroyed, the Paying Agent will issue in exchange for such lost, stolen or destroyed Certificate the Merger Consideration deliverable in respect thereof as determined in accordance with this Article II; provided, that the person to whom the Merger Consideration is paid shall, as a condition precedent to the payment thereof, give the Surviving Corporation a bond in such sum as it may direct or otherwise indemnify the Surviving Corporation in a manner satisfactory to it against any claim that may be made against the Surviving Corporation with respect to the Certificate claimed to have been lost, stolen or destroyed.

          (f) No fractional shares of Parent Common Stock shall be issued in the Merger, but, in lieu of any such fractional shares of Parent Common Stock, each holder of Shares who would otherwise have been entitled to a fraction of a share of Parent Common Stock upon surrender of stock certificates for exchange pursuant to this Section 2.2 will be paid an amount of cash (without interest) determined by multiplying (i) the Average Closing Price by (ii) the fractional share interest in Parent Common Stock to which such holder would otherwise be entitled.

          (g) If, between the date of this Agreement and the Effective Time, the outstanding shares of Parent Common Stock shall have been changed into a different number of shares or a different class by reason of any reclassification, recapitalization, split-up, stock split, combination, exchange of shares or similar readjustment, or a stock dividend thereon shall be declared with a record date after the Election Date, if any, and prior to the Effective Time, the number of shares or class of Parent Common Stock to be issued and delivered in the Merger in exchange for each outstanding share of Company Common Stock as provided in this Agreement shall be appropriately adjusted.

     Section 2.3    Company Option Plans; Restricted Shares.

          (a) The Company shall take such actions as are appropriate to provide that, immediately prior to the Closing Date, (i) each option (a "Company Option") outstanding under the Company's ZCMI 1996 Equity-Based Incentive Plan (the "Option Plan"), whether or not then exercisable or vested, shall become fully exercisable and vested, (ii) each such Company Option shall be canceled and (iii) in consideration of such cancellation and in full satisfaction of all rights of the holder of the Company Option and as promptly as possible after the Effective Time Parent shall cause the Paying Agent to provide to the holder of the Company Option cash in an amount equal to the product of (A) the excess of $22.50 over the exercise price of the Company Option, multiplied by (B) the number of Shares subject to the Company Option (such payment to be net of applicable withholding taxes).

          (b) The Company shall take such actions as are appropriate to provide that, immediately prior to the Closing Date, (i) each restricted Share of Company Common Stock issued to employees of the Company pursuant to the Option Plan (the "Restricted Plan Shares") shall be canceled and (ii) in consideration of such cancellation and in full satisfaction of all rights of each holder of the Restricted Plan Shares and as promptly as possible after the Effective Time Parent shall cause the Paying Agent to provide to each holder of the Restricted Plan

Shares cash in an amount equal to the product of $22.50 multiplied by the number of Restricted Plan Shares held by each such holder (such payment to be net of applicable withholding taxes).

          (c) The Company shall take such actions as are appropriate to provide that from and after the Closing Date the Company will not be bound by any options, warrants, rights or agreements which would entitle any person, other than Parent or its wholly-owned subsidiaries, to own beneficially, or to receive any payments (other than as otherwise contemplated by this Agreement) in respect of, any capital stock or equity of the Company or the Surviving Corporation.

     Section 2.4 Dissenters' Rights. Notwithstanding anything in this Agreement to the contrary, Shares that are outstanding immediately prior to the Effective Time and held by a holder who has not voted in favor of the Merger or consented thereto in writing and who has delivered a written demand for payment of such shares in accordance with Sections 16-10a-1301 through 16-10a-1331 of the URBCA ("Dissenting Shares"), shall not be converted into the right to receive the Merger Consideration, as provided in Section 2.1, unless and until such holder fails to perfect or effectively withdraws or otherwise loses his or her right to payment as a dissenting shareholder under the URBCA.
If, after the Effective Time, any such holder fails to perfect or effectively withdraws or otherwise loses his or her right to payment as a dissenting shareholder, such Dissenting Shares shall thereupon be treated as if they had been converted as of the Effective Time into the right to receive the Merger Consideration, without interest or dividends thereon. The Company shall give Parent prompt notice of any demands received by the Company for payment of Shares, and, prior to the Effective Time, Parent shall have the right to participate in all negotiations and proceedings with respect to such demands. Prior to the Effective Time, the Company shall not, except with the prior written consent of Parent, make any payment with respect to, or settle or offer to settle, any such demands.

     Section 2.5    Stockholders' Meeting.

          (a) As soon as practicable following the execution and delivery of this Agreement,

               (i) the Company, acting through its Board of Directors, shall, in accordance with applicable law, duly call, give notice of, convene and hold a special meeting (the "Special Meeting") of its stockholders and submit this Agreement to a vote of the Company s stockholders;

               (ii)  Parent and the Company shall prepare a
     Joint Proxy/Registration Statement (the "Registration Statement") which shall comply as to form with all applicable laws and which shall include all information concerning the Company, Parent and Acquisition required to be set forth therein pursuant to the Securities Exchange Act of 1934, as amended (the "1934 Act"), and the applicable rules and regulations thereunder (the "1934 Act Rules" and, together with the 1934 Act, the "Exchange Act");

               (iii) the Company shall, subject to review of the Registration Statement by the Securities and Exchange Commission (the "SEC") and notification (either orally or in writing) to the Company that the SEC has no further comments relating to such Registration Statement, distribute a letter to stockholders, notice of meeting, proxy statement and form of proxy to stockholders of the Company in connection with the Merger (collectively, including any amendments or supplements thereto, the "Proxy Statement"), and include in the Proxy Statement (A) the recommendation of the Board of Directors of the Company that stockholders of the Company vote to approve this Agreement and the Merger and (B) the written opinion of Donaldson, Lufkin & Jenrette Securities Corporation ("DLJ") that the Merger Consideration is fair to the stockholders of the Company (other than stockholders who are Affiliates of the Company) from a financial point of view;

               (iv) the Company shall file a definitive form of the Proxy Statement, which shall reflect compliance with the comments and requests in accordance with the Exchange Act from the SEC as the Company and Parent shall deem appropriate;

               (v)   the Company shall distribute the definitive
     Proxy Statement to its stockholders in accordance with applicable law; and

               (vi)  the Company shall take all such other
     action reasonably necessary or appropriate to obtain the lawful approval of this Agreement by the stockholders of the Company.

          (b) The Company and Parent shall each pay one-half (1/2) of the expenses related to the printing, preparation, filing and mailing of the Proxy Statement. The Parent shall pay the registration statement fee to the SEC.

          (c) Parent and Acquisition shall furnish to the Company all information concerning Parent, Acquisition and their

Affiliates (as defined in Section 8.5) required by the Exchange
Act or as otherwise required by the SEC to be set forth in the Proxy Statement.

          (d) Each of the Company and Parent shall consult and confer with the other and the other's counsel regarding the Registration Statement and the Proxy Statement and each shall have the opportunity to comment on the Registration Statement and the Proxy Statement and any amendments and supplements thereto before the Registration Statement and the Proxy Statement, and any amendments or supplements thereto, are filed with the SEC or mailed to Company stockholders. Each of the Company and Parent will provide to the other copies of all correspondence between it (or its advisors) and the SEC relating to the Registration Statement and the Proxy Statement.

          (e) Parent will vote, or cause to be voted, all Shares acquired by Parent, Acquisition or any other Subsidiary of Parent in favor of the Merger and the approval of this Agreement.

          (f) Parent, Acquisition and the Company shall also take such actions as reasonably may be required to be taken under applicable "blue sky" laws in connection with the issuance of the Parent Common Stock pursuant to the Merger.

                                ARTICLE III

               REPRESENTATIONS AND WARRANTIES OF THE COMPANY

     The Company represents and warrants to Parent and Acquisition that:

     Section 3.1 Organization. The Company is a corporation duly organized, validly existing, and in good standing under the laws of the State of Utah, has all requisite corporate power and corporate authority and all necessary governmental approvals to own, lease and operate its properties and to conduct its business as it is now being conducted, and is qualified to do business as a foreign corporation and is in good standing in each jurisdiction in which the nature of the business conducted by it makes such qualification necessary, except where the failure to be so organized, existing and in good standing or to have such power, authority or governmental approvals, or to be so qualified would not have a Material Adverse Effect (as defined below) on the Company. The Company has previously delivered to Parent a complete and correct copy of each of the Company s Articles of Incorporation, as amended, and its Bylaws, as currently in effect. The Company has no Subsidiaries. For purposes of this Agreement, (i) any reference to any event, change or effect having a "Material Adverse Effect" on or with respect to any entity (or group of entities taken as a whole) means an event, change or effect, individually or in the aggregate with other events, changes, or effects, that is materially adverse to the financial condition, businesses, results of operations, assets, liabilities or properties of such entity (or, if used with respect thereto, of such group of entities taken as a whole);
(ii) "Subsidiary" shall mean with respect to any Person, any corporation or other entity of which more than 50% of the securities or other interests having by their terms ordinary voting power to elect a majority of the Board of Directors or others performing similar functions with respect to such entity is directly or indirectly owned by such Person; and (iii) "Person" shall mean an individual, partnership, joint venture, limited liability company, trust, corporation, unincorporated entity or Governmental Entity (as defined in Section 3.4).

     Section 3.2    Capitalization.

          (a) The authorized capital stock of the Company consists of 5,000,000 shares of Company Common Stock, par value $.001 per share. As of the date of this Agreement, (i) 2,209,159 shares of Company Common Stock are issued and outstanding (including 42,000 Restricted Plan Shares) and (ii) Company Options to acquire 113,450 shares of Company Common Stock are outstanding under the Option Plan. All the outstanding shares of the Company's capital stock are duly authorized, validly issued, fully paid and non-assessable. There are no bonds, debentures, notes or other indebtedness having general voting rights (or convertible into securities having such rights) ("Voting Debt") of the Company issued and outstanding. Except as set forth above, (i) there are no shares of the capital stock of the Company authorized, issued or outstanding and (ii) there are no existing options, warrants, calls, pre-emptive rights, subscriptions or other rights, convertible securities, agreements, arrangements or commitments of any character, relating to the issued or unissued capital stock of the Company obligating the Company to issue, transfer or sell or cause to be issued, transferred or sold any shares of its capital stock or Voting Debt of, or other equity interest in, the Company or securities convertible into or exchangeable for such shares or equity interests or obligations of the Company to grant, extend or enter into any such option, warrant, call, subscription or other right, convertible security, agreement, arrangement or commitment. There are no outstanding contractual obligations of the Company to repurchase, redeem or otherwise acquire any Shares of the capital stock of the Company or Affiliate of the Company or to provide funds to make any investment (in the form of a loan, capital contribution or otherwise) in any other entity and following the Merger, the Company will not have any obligation to issue, transfer or sell any shares of its capital stock.

          (b) There are no voting trusts or other agreements or understandings to which the Company is a party with respect to the voting of the capital stock of the Company. The Company is not required to redeem, repurchase or otherwise acquire shares of the capital stock of the Company as a result of the transactions contemplated by this Agreement.

          (c) At the Effective Time, the number of shares of Company Common Stock outstanding (assuming all Company Options outstanding on the date hereof are exercised) shall not exceed
2,322,609.

     Section 3.3    Authorization; Validity of Agreement.

          (a) The Company has the requisite corporate power and corporate authority to execute and deliver this Agreement and, subject to approval of its stockholders as contemplated by
Section 2.5, to consummate the transactions contemplated by this Agreement. The execution and delivery by the Company of this Agreement and the consummation of the transactions contemplated by this Agreement have been duly authorized by the Board of Directors of the Company and, except for obtaining the stockholder approval contemplated by Section 2.5 in the case of this Agreement, no other corporate proceedings on the part of the Company are necessary to authorize the execution and delivery of this Agreement by the Company and the consummation by the Company of the transactions contemplated by this Agreement. This Agreement has been duly executed and delivered by the Company and, assuming the due authorization, execution and delivery of this Agreement by Parent and Acquisition, this Agreement is a valid and binding obligation of the Company enforceable against the Company in accordance with its terms, except that such enforcement may be subject to or limited by (i) bankruptcy, insolvency or other similar laws, now or later in effect, affecting creditors' rights generally, and (ii) the effect of general principles of equity (regardless of whether enforceability is considered in a proceeding at law or in equity).

          (b) The Board of Directors of the Company has duly and validly approved and taken all corporate action required to be taken by it for the consummation by the Company of the transactions contemplated by this Agreement. The affirmative vote of the holders of a majority of the Shares is the only vote of the holders of any class or series of the capital stock of the Company necessary to approve this Agreement and the Merger.

     Section 3.4    No Violations; Consents and Approvals.
Except as set forth in Section 3.4 of the Disclosure Schedule attached hereto and incorporated herein (the "Disclosure Schedule"), and except for filings, permits, authorizations, consents and approvals as may be required under, and other applicable requirements of, the Exchange Act, the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (the "HSR Act"), and the URBCA, for the approval of this Agreement and the Merger by the Company's stockholders and the filing and recordation of the Articles of Merger required by the URBCA, neither the execution and delivery of this Agreement by the Company nor the consummation by the Company of the transactions contemplated by this Agreement will (i) conflict with or violate any provision of the Articles of Incorporation or ByLaws of the Company, (ii) require any filing with, or any permit, authorization, consent or approval of, any court, arbitral tribunal, administrative agency or commission or other governmental or other regulatory authority, agency or official (a "Governmental Entity"), (iii) assuming the accuracy of the representations and warranties of, and performance of the covenants by Parent and Acquisition as set forth in this Agreement, result in a violation or breach of, or constitute (with or without due notice or lapse of time or both) a default (or give rise to any right of termination, amendment, cancellation or acceleration) or require any consent under, any of the terms, conditions or provisions of any note, bond, mortgage, indenture, guarantee, other evidence of indebtedness, lease, license, contract, agreement or other instrument or obligation to which the Company is a party or by which the Company or any of its assets may be bound (collectively, the "Company Agreements") or result in the imposition or creation of any lien, charge, security interest, option, claim or encumbrance of any nature whatsoever (collectively, "Liens") on the assets of the Company or (iv) violate any order, writ, injunction, decree, statute, rule or regulation applicable to the Company or any of its properties or assets; except in the case of clauses (ii),
(iii) or (iv), (A) where the failure to obtain such permits, authorizations, consents or approvals or to make such filings would not have a Material Adverse Effect on the Company, or (B) such violations, breaches or defaults which would not have a Material Adverse Effect on the Company.

     Section 3.5 SEC Reports and Financial Statements. The Company has filed with the SEC, and has made available to Parent through EDGAR true and complete copies of, all forms and documents required to be filed by it since January 1, 1996 and on or before the Closing Date under the Exchange Act, or the Securities Act of 1933, as amended (the "Securities Act") (as such documents have been amended since the time of their filing, collectively, the "Company SEC Documents"). Except as set forth in Section 3.5 of the Disclosure Schedule, as of their respective dates (or, if amended, as of the date of the last such amendment), the Company SEC Documents, including, without limitation, any financial statements or schedules included therein (i) did not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading and (ii) complied in all material respects with the applicable requirements of the Exchange Act and the Securities Act, as the case may be, and the applicable rules and regulations of the SEC thereunder. The consolidated financial statements included in the Company SEC Documents (i) have been prepared from, and are in accordance with, the books and records of the Company, (ii) have been prepared in accordance with United States generally accepted accounting principles ("GAAP") applied on a consistent basis during the periods involved (except as otherwise noted therein and except that the quarterly financial statements are subject to year end adjustment and do not contain all footnote disclosures required by GAAP), (iii) comply in all material respects with applicable accounting requirements and with the published rules and regulations of the SEC with respect thereto and (iv) fairly present in all material respects the financial position and the results of operations and cash flows of the Company as at the dates thereof or for the periods presented therein.

     Section 3.6 Absence of Certain Changes. Except as expressly disclosed in the Company SEC Documents filed prior to the date of this Agreement or as disclosed in Section 3.6 of the Disclosure Schedule, since January 31, 1999, the Company has conducted its businesses and operations only in the ordinary course and consistent with past practice, and there have not occurred (i) any events or changes (including the incurrence of any liabilities of any nature, whether or not accrued, contingent or otherwise) having or which would have a Material Adverse Effect on the Company; (ii) any declaration, setting aside or payment of any dividend or other distribution (whether in cash, stock or property) with respect to the equity interests of the Company; or (iii) any change by the Company in accounting principles or methods, except insofar as was or may be required by a change in GAAP. Except as expressly disclosed in the Company SEC Documents filed prior to the date of this Agreement or in Section 5.1 of the Disclosure Schedule, since January 31, 1999, the Company has not taken any of the actions prohibited by
Section 5.1. For purposes of this Agreement, "knowledge of the Company" shall mean the actual knowledge of the individuals specified in Item 4 of Section 3.6 of the Disclosure Schedule.

     Section 3.7 No Undisclosed Liabilities. Except as expressly disclosed in the Company SEC Documents filed prior to the date of this Agreement and except for liabilities and obligations incurred in the ordinary course of business and consistent with past practice, since January 31, 1999, the Company has not incurred any liabilities or obligations of any nature, whether or not accrued, contingent or otherwise, that have, or would have, a Material Adverse Effect on the Company, or that would be required to be reflected or reserved against in the financial statements of the Company (including notes thereto) prepared in accordance with GAAP. Section 3.7 of the Disclosure Schedule describes all material personal property leases of the Company.

     Section 3.8 Information in Registration Statement and Proxy Statement. The Registration Statement, and the Proxy Statement at the date it is mailed to Company stockholders and at the time of the Special Meeting, (i) will not contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading and (ii) will comply in all material respects with the provisions of the Exchange Act; provided, that no representation is made by the Company with respect to statements made in the Registration Statement and Proxy Statement based on written information supplied by Parent or Acquisition for inclusion in the Registration Statement and Proxy Statement.

     Section 3.9    Employee Benefit Plans; ERISA.

          (a) Section 3.9(a) of the Disclosure Schedule contains a true and complete list of each bonus, deferred compensation, incentive compensation, stock purchase, stock option, severance or termination pay, hospitalization or other medical, life or other insurance, supplemental unemployment benefits, profit-sharing, pension or retirement plan, program, agreement, fund, policy, practice or arrangement, including all employee benefit plans within the meaning of Section 3(3) of the Employee Retirement Income Security Act of 1974, as amended ("ERISA"), sponsored, maintained or contributed to by the Company (or for which the Company makes payroll deductions) or by any trade or business, whether or not incorporated (an "ERISA Affiliate"), that together with the Company would be deemed a "single employer" within the meaning of section 4001 of ERISA, for the benefit of any employee or former employee of the Company and their dependents, or any ERISA Affiliate (collectively, the "Plans"). Section 3.9(a) of the Disclosure Schedule identifies each of the Plans that is an "employee benefit plan," as defined in section 3(3) of ERISA (collectively, the "ERISA Plans").

          (b) With respect to each Plan, the Company has heretofore delivered or made available to Parent true and complete copies of each of the following documents:

               (i) the Plan document, including all amendments thereto;

               (ii) the annual report and actuarial report for the most recent three plan years, if required under ERISA;

               (iii) the most recent Summary Plan Description
(as defined in ERISA) required under ERISA with respect thereto, including all summaries of material modifications;

               (iv) if the Plan is funded through a trust or any third party funding vehicle, the trust or other funding agreement and the latest financial statements thereof; and

               (v)   the most recent determination letter
received from the Internal Revenue Service with respect to each Plan intended to qualify under section 401(a) of the Code or copies of any pending determination letter requests.

          (c) No liability under Title IV of ERISA or any applicable state laws has been incurred by the Company or any ERISA Affiliate with respect to the Plans that has not been satisfied or otherwise discharged in full, and no condition exists or is, to the knowledge of the Company, reasonably likely to arise that presents a material risk to the Company or any ERISA Affiliate of incurring a liability under such Title or any applicable state laws, other than liability for contributions due in the ordinary course and premiums due the Pension Benefit Guaranty Corporation (the "PBGC") (which contributions and premiums have been paid when due). There are no amendments or revisions to any Plan which have been communicated to employees but not reflected in Plan documents or summaries.

          (d) No ERISA Plan is a "multiemployer pension plan," as defined in section 3(37) of ERISA, nor is any ERISA Plan a plan described in section 4063(a) of ERISA.

          (e) To the knowledge of the Company, no ERISA Plan or any trust established thereunder has incurred any "accumulated funding deficiency" (as defined in section 302 of ERISA and section 412 of the Code), whether or not waived, as of the last day of the most recent fiscal year of each ERISA Plan ended prior to the Closing Date. There have been no reportable events under section 4043 of ERISA in relation to the ERISA Plans. No Lien imposed under the Code or ERISA exists or is to the knowledge of the Company likely to be imposed on account of any ERISA Plan.

The form of each ERISA Plan intended to be "qualified" within the meaning of section 401(a) of the Code has been determined as of October 3, 1996 (the date of the most recent determination letters) by the Internal Revenue Service to be so qualified (or timely application has been made therefor); to the knowledge of the Company, no event has occurred since the date of such determination that would adversely affect such qualification for which the cost of correction would have a Material Adverse Effect on the Company; and each trust maintained thereunder has been determined by the Internal Revenue Service to be exempt from taxation under section 501(a) of the Code. Except as disclosed in Section 3.10(b) of the Disclosure Schedule, each Plan has been operated and administered in accordance with its terms and applicable law, including but not limited to ERISA, the Code and applicable state laws, except for such non-compliance that would not have a Material Adverse Effect on the Company.

          (f) There are no pending, threatened in writing or, to the knowledge of the Company, anticipated actions, suits, proceedings or claims (other than routine claims for benefits) by, on behalf of, or against, any of the Plans or any trusts related thereto that if determined adversely to the Company would have a Material Adverse Effect on the Company.

          (g) The PBGC has not instituted proceedings to terminate any of the ERISA Plans and to the knowledge of the Company, no condition exists that presents a material risk that such proceedings will be instituted.

          (h) There are no pending, scheduled or, to the knowledge of the Company, anticipated audits or investigations with respect to the Plans by any governmental agency or authority as a result of which the Plans or the Company could be subject to liability which would have a Material Adverse Effect on the Company.

          (i) As of December 31, 1998, the present value of accrued benefits under the Company's defined benefit plan subject to Title IV of ERISA, as determined using the actuarial assumptions and methods used for SFAS 87 and 132 financial disclosure purposes as of January 31, 1999, did not exceed the market value of the assets of such plan by more than $4,200,000. As of August 31, 1999, the market value of the assets of such plan was approximately $23,652,173.38. During the period from February 1, 1999 to August 31, 1999, the total amount of payments which were made from the plan to satisfy obligations under the plan was approximately $1,309,000.

          (j) To the knowledge of the Company, none of the Company, any ERISA Affiliate, any of the ERISA Plans, any trust created thereunder, any trustee or administrator and any other person or entity acting as a fiduciary thereof has engaged in a transaction or has taken or failed to take any action in connection with which the Company, any ERISA Affiliate, any of the ERISA Plans, any such trust, any trustee or administrator thereof, or any party dealing with the ERISA Plans or any such trust could be subject to either a civil penalty assessed pursuant to section 409 or 502(i) of ERISA or a tax imposed pursuant to section 4975, 4976 or 4980B of the Code that would have a Material Adverse Effect on the Company.

          (k) No amounts payable under the Plans or any other agreement or arrangement to which the Company is a party will, as a result of the transaction contemplated by this Agreement, fail to be deductible for federal income tax purposes by virtue of section 280G of the Code.

          (l) Except as disclosed in Section 3.9(l) of the Disclosure Schedule, no Plan provides benefits, including without limitation death, medical, dental or life insurance benefits (whether or not insured), with respect to current or former employees after retirement or other termination of employment, other than (i) coverage mandated by applicable law, (ii) disability, death or retirement benefits under any "employee pension plan," as that term is defined in section 3(2) of ERISA,
(iii) deferred compensation benefits or severance benefits accrued as liabilities on the books of the Company or an ERISA Affiliate, (iv) severance pay, disability benefits and benefit claims under ERISA Plans incurred on or prior to a termination of employment but not reported or paid until after such termination, or (v) benefits, the full cost of which is borne by the current or former employee (or his or her beneficiary).

          (m) Except as disclosed in Section 3.9(m) of the Disclosure Schedule, the Company does not have employment agreements or severance agreements with any officer, director or other employee as of the date of this Agreement. There are no such agreements whose terms have expired but pursuant to which the Company has any continuing liability to any officer, director or employees or any former officer, director or employee of the Company.

     Section 3.10   Litigation; Compliance with Law.

          (a) Except as expressly disclosed in the Company SEC Documents filed prior to the date of this Agreement or in Section 3.10(a) of the Disclosure Schedule, there is no suit, claim, action, proceeding or investigation pending or, to the knowledge of the Company, threatened, against or affecting the Company or any of its properties which, if determined adversely to the Company, would have a Material Adverse Effect on the Company or would prevent or delay the Company from consummating the Merger or the other transactions contemplated by this Agreement.

          (b) Except as expressly disclosed in the Company SEC Documents filed prior to the date of this Agreement or in Section 3.10(b) of the Disclosure Schedule, the Company is in compliance in all material respects with all laws, statutes, regulations, rules, ordinances, judgments, decrees, orders, writs and injunctions, of any court or Governmental Entity relating to any of the property currently or formerly owned or leased by it, or applicable to its business, including, but not limited to, employment and employment practices, labor relations, occupational safety and health, environmental, tax, interstate commerce and antitrust laws, except for such noncompliance which would not have a Material Adverse Effect on the Company. Except as expressly set forth in the Company SEC Documents filed prior to the date of this Agreement, neither the Company nor any of its properties is subject to any judgment, decree, order, writ or injunction having, or which would have, a Material Adverse Effect on the Company, or which would prevent or delay the consummation of the transactions contemplated by this Agreement.

          (c) The Company holds all licenses, permits, variances and approvals of Governmental Entities necessary for the lawful conduct of its businesses as currently conducted except where the failure to hold such licenses, permits, variances or approvals would not have a Material Adverse Effect on the Company.

     Section 3.11   Intellectual Property.

          Section 3.11 of the Disclosure Schedule is a complete list of all patents, trademarks and service marks (registered or unregistered), trade names and copyrights and applications therefor (collectively, the "Intellectual Property") owned or filed by or licensed to the Company, and with respect to registered trademarks and service marks, contains a list of all jurisdictions in which such trademarks and service marks are registered or applied for and all registration and application numbers. Except as disclosed in Item 3 of Section 3.11 of the Disclosure Schedule, such Intellectual Property that is owned by the Company is not subject to any Liens except for such Liens that would not have a Material Adverse Effect on the Company and, to the knowledge of the Company, there are no infringements or other violations or conflicts with the rights of others with respect to the (i) use of or other conduct by the Company within the scope of, (ii) ownership of, (iii) validity of, or (iv) enforceability of, any Intellectual Property owned by the Company that has or would have a Material Adverse Effect on the Company.

     Section 3.12 Company Agreements. Each of the Company Agreements that is material to the business and operations of the Company as currently conducted (collectively, the "Material Company Agreements") is a valid, binding and enforceable obligation of the Company, except where the failure to be valid, binding and enforceable would not have a Material Adverse Effect on the Company, and there are no defaults thereunder on the part of the Company or, to the knowledge of the Company, on the part of any other party thereto), except those defaults that would not have a Material Adverse Effect on the Company. Except as disclosed in Section 3.12 of the Disclosure Schedule, the Company is not a party to any license agreement or sales agency or distributorship agreement that limits in any material manner the ability of the Company to compete in or conduct any significant line of business or compete with any Person or in any geographic area or during any period of time exceeding one year from the date of this Agreement. The Company is not bound by any agreement or contract for consulting, advisory, professional or other similar services which is not unilaterally terminable by the Company upon notice of 30 days or less without penalty or additional cost to the Company.

     Section 3.13   Taxes.

          (a) The Company has (i) filed (or there have been filed on its behalf) with the appropriate Governmental Entity all material Tax Returns (as later defined) required to be filed by it and such Tax Returns are true, correct and complete in all material respects, (ii) maintained in all material respects all required records with respect to all material Tax Returns, (iii) withheld or paid, as appropriate, in full (or there has been paid on its behalf) all material Taxes (as later defined) that are due and payable for all taxable periods and portions thereof except to the extent of reserves established in accordance with GAAP on the financial statements included in the Company SEC Documents and (iv) made provision, in accordance with GAAP, for all future material Tax liabilities (including reserves for deferred Taxes established in accordance with GAAP and for all material contingent Tax liabilities) for all taxable periods and portions thereof.

          (b) No federal, state, local or foreign audit or other administrative proceeding ("Audit") or court proceedings are presently pending with regard to any Taxes or Tax Returns of the Company, and the Company has not received written or, to the knowledge of the Company, oral notice of either the commencement of any such Audit or of the intention on the part of any Governmental Entity to commence any such Audit, and the Company has not received written notice that it has not filed a Tax Return or paid Taxes required to be filed or paid by it.

          (c) No Governmental Entity has asserted in writing against the Company any material deficiency for any Taxes which have not been satisfied in full or adequately reserved for in accordance with GAAP on the financial statements included in the Company SEC Documents.

          (d) There are no Liens for Taxes upon any property or assets of the Company (except for current Taxes that are not yet due and payable).

          (e) The income Tax Returns of or including the Company have been examined by and settled with the appropriate
Governmental Entity (or the applicable statutes of limitation for the assessment of income Taxes for such periods have expired) for all periods through and including January 28, 1995.

          (f) The Company has not waived any statute of limitation with respect to Taxes (which waiver is currently in effect) or agreed to any extension of time with respect to a Tax assessment or deficiency (which has not yet been paid) or extended the time to file any income or other material Tax Return
(which Tax Return has not subsequently been filed).

          (g) The Company is not a party to any income tax allocation, tax indemnity or tax sharing agreement or arrangement, nor has the Company ever joined in the filing of a consolidated, combined, unitary or other group Tax Return with any other corporation since January 28, 1995. The Company could not have any liability for Taxes of any other corporation, person or entity under Treasury Regulation Section 1.1502-6 (or any similar provision of state, local or foreign law) by contract, or otherwise that, individually or in the aggregate, would have a Material Adverse Effect on the Company.

          (h) The Company has complied in all material respects with all applicable laws, rules and regulations relating to the payment and withholding of Taxes and, except to the extent of any reserves established in accordance with GAAP on the financial statements included in the Company SEC Documents has, within the time and manner prescribed by law, withheld and paid over to the proper Governmental Entity all amounts required to be withheld and paid over under all applicable laws.

          (i) For purposes of this Agreement: "Taxes" shall mean any and all taxes, charges, fees, levies or other assessments, including, without limitation, all net income, gross income, gross receipts, excise, stamp, real or personal property, ad valorem, withholding, workers compensation, estimated, social security, unemployment, occupation, sales, use, service, service use, license, net worth, payroll, franchise, severance, transfer, recording or other taxes, assessments or charges imposed by any Governmental Entity and any interest, penalties, or additions to tax attributable thereto; and "Tax Return" shall mean any return, report or similar statement required to be filed with respect to any Tax (including any attached schedules), including, without limitation, any information return, including any information return or report with respect to backup withholding and other payments to third parties, claim for refund, amended return or declaration of estimated Tax.

     Section 3.14   Environmental Matters.

          (a) Except as expressly disclosed in the Company SEC Documents filed prior to the date of this Agreement or as disclosed in Section 3.14(a) of the Disclosure Schedule, the Company is in compliance in all respects with all applicable Environmental Laws (as later defined) which compliance includes
(i) the possession of permits, licenses, registrations, variances, exemptions, orders and other governmental authorizations and financial assurances required under applicable Environmental Laws for the Company to operate its businesses as currently conducted, and (ii) compliance with the terms and conditions thereof, except in all cases above where such non-compliance would not have a Material Adverse Effect on the Company.

          (b) Except as expressly disclosed in the Company SEC Documents filed prior to the date of this Agreement or as disclosed in Section 3.14(b) of the Disclosure Schedule, (i) there are no Environmental Claims (as later defined) pending or, to the knowledge of the Company, threatened, against the Company that would result in a Material Adverse Effect on the Company,
(ii) the Company has not received any written request for information under any Environmental Law (as later defined) from any Governmental Entity with respect to any actual or alleged environmental contamination which has not been remediated or otherwise resolved and the remediation of which contamination or the resolution of the request would have a Material Adverse Effect on the Company; (iii) neither the Company, nor to the knowledge of the Company, any Governmental Entity, is conducting or has conducted (or, to the knowledge of the Company, is threatening to conduct) any environmental remediation or investigation which would result in a Material Adverse Effect on the Company under any Environmental Law; and (iv) the Company is not subject to the order of any Governmental Entity under any Environmental Law or relating to the remediation of any Hazardous Substance (as later defined) contamination.

          (c) Except as expressly disclosed in the Company SEC Documents filed prior to the date of this Agreement or as disclosed in Section 3.14(c) of the Disclosure Schedule, (i) to the knowledge of the Company, there is no friable asbestos-containing material in or on any real property currently or formerly owned or leased by the Company, (ii) there are no polychlorinated biphenyls in any equipment currently or formerly owned or leased by the Company and (iii) there are and, to the knowledge of the Company, have been no underground storage tanks (whether or not required to be registered under any applicable law), dumps, landfills, lagoons, hydraulic lifts, surface impoundments, injection wells or other land disposal units in or on any property currently or, to the knowledge of the Company, formerly owned or leased by the Company where in each case, the ownership or leasing of which would result in a Material Adverse Effect on the Company.

          (d) Except as expressly disclosed in the Company SEC Documents filed prior to the date of this Agreement or as disclosed in Section 3.14(d) of the Disclosure Schedule, to the knowledge of the Company, there have been no Releases (as later defined) of Hazardous Substances (as later defined) at any of the property currently or formerly owned or leased by the Company, or of Hazardous Substances which were generated, stored, disposed of or transported by the Company, which could form the basis of any Environmental Claim against the Company, or to the knowledge of the Company, against any person or entity whose liability for any Releases the Company has or may have retained or assumed either contractually or by operation of law, which would have a Material Adverse Effect on the Company.

          (e)  As used in this Agreement:

               (i) the term "Environmental Claim" means any claim, action, investigation or written notice to the Company by any person or entity alleging potential liability or responsibility of the Company (including, without limitation, potential liability for investigatory costs, cleanup costs, governmental response costs, natural resource damages, personal injuries, or penalties) arising out of, based on, or resulting from (a) the presence, or release into the environment, of any Hazardous Substance at any location, whether or not currently or formerly owned or leased by the Company or (b) circumstances forming the basis of any violation or alleged violation of any applicable Environmental Law;

               (ii)  the term "Environmental Law" means all
federal, state, local and foreign laws, rules, regulations, ordinances, decrees, orders and other binding legal requirements, as in effect as of the date of this Agreement, relating to pollution or protection of the environment or human health in any manner applicable to the Company, including without limitation, laws and regulations relating to emissions, discharges, releases or threatened releases of Hazardous Substances, or otherwise relating to the manufacture, processing, distribution, use, treatment, storage, disposal, transport or handling of Hazardous Substances;

               (iii) the term "Hazardous Substance" means any materials, chemicals, pollutants, contaminants, hazardous wastes, toxic substances or radioactive materials regulated under any Environmental Law, and oil and petroleum products; and

               (iv)  the term "Release" means any release,
spill, emission, discharge, leaking, pumping, injection, deposit, disposal, dispersal, leaching or migration into the indoor or outdoor environment (including, without limitation, ambient air, surface water, groundwater and surface or subsurface strata).

     Section 3.15 No Default. Except as expressly disclosed in the Company SEC Documents filed prior to the date of this Agreement or as disclosed in Section 3.15 of the Disclosure Schedule the business of the Company is not being conducted in default or violation of any term, condition or provision of (a) its Articles of Incorporation or Bylaws, (b) any Material Company Agreement, or (c) any federal, state, local or foreign law, statute, regulation, rule, ordinance, judgement, decree, writ, injunction, franchise, permit or license or other governmental authorization or approval applicable to the Company, excluding from the foregoing clauses (b) or (c), defaults or violations that would not have a Material Adverse Effect on the Company or would not materially impair the ability of the Company to consummate the Merger or the other transactions contemplated by this Agreement.

     Section 3.16 Opinion of Financial Advisors. The Board of Directors of the Company has received an opinion from DLJ to the effect that, as of the date of this Agreement, the Merger Consideration is fair to the stockholders of the Company (other than stockholders who are Affiliates of the Company) from a financial point of view, and a true and correct copy of such opinion has been delivered to Parent.

     Section 3.17 Brokers. Except for the fees payable by the Company to DLJ (a true and complete copy of whose engagement letter has been provided to Parent), no broker, finder or investment banker is entitled to any brokerage, finder's or other fee or commission in connection with the transactions contemplated by this Agreement based upon arrangements made by or on behalf of the Company.

     Section 3.18 Property. The Company has (i) good and valid title to, or in the case of leased property, has valid leasehold interests in all real and personal, whether tangible or intangible, properties and assets, and (ii) all rights, licenses, easements and other contractual rights, in the case of each of clause (i) and (ii) above, as necessary to conduct the business of the Company as currently conducted, except to the extent the failure of this representation and warranty to be true would not have a Material Adverse Effect on the Company.

     Section 3.19 Board Recommendations. The Board of Directors of the Company, at a meeting duly called and held, has by a majority vote of those directors present (i) determined that this Agreement and the transactions contemplated by this Agreement are fair to and in the best interests of the stockholders of the Company and has approved the same, and (ii) resolved to recommend that the holders of the shares of Company Common Stock approve this Agreement and the transactions contemplated in this Agreement.

     Section 3.20 Labor Matters. Except as expressly disclosed in the Company SEC Documents filed prior to the date of this Agreement, the Company is not a party to or bound by any collective bargaining agreement or other labor union contract applicable to persons employed by the Company nor, to the knowledge of the Company, as of the date of this Agreement, are there any activities or proceedings of any labor union to organize any such employees. Except as expressly disclosed in the Company SEC Documents filed prior to the date of this Agreement, as of the date of this Agreement, (i) there are no current union representation questions involving employees of the Company which have, had or would have a Material Adverse Effect on the Company, (ii) there are no unfair labor practice charges or complaints pending against the Company before the National Labor Relations Board and (iii) there is no labor strike, lockout, organized slowdown or organized work stoppage in effect or, to the knowledge of the Company, threatened against the Company.

     Section 3.21   Year 2000.  Except as disclosed in Section
3.21 of the Disclosure Schedule, to the Company s knowledge, there are no material impediments to the Company being year 2000 compliant by December 31, 1999 (i.e., that products, hardware, software and other date-sensitive equipment manufactured, sold, owned, leased, licensed or used by the Company will be capable of correctly storing and processing date data (including, but not limited to, calculating, comparing and sequencing) accurately prior to, during and after the calendar year 2000 when used, assuming that all third party products, hardware, software and other date-sensitive equipment used in combination therewith are capable of properly exchanging date data) except to the extent the failure of this representation to be true would not have a Material Adverse Effect on the Company.

     Section 3.22 Insurance. The Company is covered by insurance in scope and amount customary and reasonable for the businesses in which it is engaged. Each insurance policy to which the Company is a party is in full force and effect and will not require any consent as a result of the consummation of the Merger. The Company is not in material breach or default (including with respect to the payment of premiums or the giving of notices) under any insurance policy to which it is a party, and no event has occurred which, with notice or the lapse of time, would constitute such a material breach or default by the Company or would permit termination, modification or acceleration, under such policies. The Company has not received any written notice from the insurer disclaiming coverage or reserving rights with respect to any material claim or any such policy in general.

     Section 3.23   Accounts Receivable; Inventory.

          (a) Subject to any reserves set forth in the balance sheet of the Company included in the most recent Company SEC Documents (the "Company Balance Sheet"), the accounts receivable shown in the Company Balance Sheet arose in the ordinary course of business, were not, as of the date of the Company Balance Sheet, subject to any material discount, contingency, claim of offset or recoupment or counterclaim, and represented, as of the date of the Company Balance Sheet, bona fide claims against debtors for sales, leases, licenses and other charges. All accounts receivable of the Company arising after the date of the Company Balance Sheet through the date of this Agreement arose in the ordinary course of business and, as of the date of this Agreement, are not subject to any material discount, contingency, claim of offset or recoupment or counterclaim, except for normal reserves consistent with past practice. The amount carried for doubtful accounts and allowances disclosed in the Company Balance Sheet is believed by the Company as of the date of the Company Balance Sheet to be sufficient to provide for any material losses which may be sustained or failure to realize the accounts receivable shown in the Company Balance Sheet.

          (b) To the knowledge of the Company, as of the date of the Company Balance Sheet, the inventories shown on the Company Balance Sheet consisted in all material respects of items of a quantity and quality usable or saleable in the ordinary course of business. All of such inventories were acquired by the Company in the ordinary course of business and, as of the date of this

Agreement, have been replenished by the Company in all material aspects in the ordinary course of business consistent with past practices. All such inventories are valued on the Company Balance Sheet in accordance with GAAP, applied on a basis consistent with the Company s past practices, and, except as disclosed in Section 3.23(b) of the Disclosure Schedule, provision has been made or reserves have been established on the Company Balance Sheet, in each case in an amount believed by the Company as of the date of this Agreement to be adequate in all material respects, for all slow-moving, obsolete or unusable inventories.

     Section 3.24   Real Estate Matters.

          (a) The Company has good, valid, and insurable title to: (i) the fee interest in the real property listed (together with all agreements having a bearing on the Company s costs therewith, or occupancy or operation thereof) in Section 3.24(a)(i) of the Disclosure Schedule (the "Owned Property"), and
(ii) all of the leasehold estates in all real properties listed (together with all agreements having a bearing on the Company s costs therewith, or occupancy or operation thereof) in Section 3.24(a)(ii) of the Disclosure Schedule (collectively, the "Leased Properties or individually, a "Leased Property"; the Owned Property and Leased Properties being sometimes collectively referred to in this Agreement as the "Real Properties" or individually as a "Real Property"), in each case free and clear of all mortgages, liens, security interests, easements, covenants, rights-of-way, subleases and other similar restrictions and encumbrances ("Encumbrances" or individually, an "Encumbrance"), except for Encumbrances (x) set forth in the copies of title commitments delivered to Parent for the Real Properties listed in Sections 3.24(a)(i) and 3.24(a)(ii) of the Disclosure Schedule or (y) which, individually or in the aggregate, are not reasonably likely to have a Material Adverse Effect on the Company. The Company neither owns, leases, licenses, uses, occupies or otherwise holds any interest in any real estate other than the Real Properties.

          (b) Except to the extent that the inaccuracy of any of the following (or the circumstances giving rise to such inaccuracy), individually or in the aggregate, are not reasonably likely to have a Material Adverse Effect on the Company: (i) each of the agreements by which the Company has obtained a leasehold interest in a Leased Property (individually, a "Lease" and collectively, the "Leases") is in full force and effect in accordance with its respective terms and the Company is the holder of the lessee's or tenant's interest thereunder; to the knowledge of the Company, there exists no default under any Lease and no circumstance exists which, with the giving of notice, the passage of time or both, is reasonably likely to result in such a default including, without limitation, the transactions contemplated by this Agreement; the Company has complied with and timely performed all conditions, covenants, undertakings and obligations on its part to be complied with or performed under each of the Leases; the Company has paid all rents and other charges to the extent due and payable under the Leases; (ii) other than as described in Section 3.24(b) of the Disclosure Schedule, there are no leases, subleases, licenses, concessions or any other contracts or agreements granting to any person or entity other than the Company any right to the possession, use, occupancy or enjoyment of any Real Property or any portion thereof; (iii) the current operation and use of the Real Properties does not violate any statute, law, regulation, rule, ordinance, permit, requirement, order or decree now in effect; the use being made of each Real Property at present is in conformity with the certificate of occupancy, if any, issued for such Real Property; (iv) there are no existing, or to the knowledge of the Company, threatened, condemnation or eminent domain proceedings (or proceedings in lieu thereof) affecting the Real Properties or any portion thereof; (v) no default or breach exists under any of the covenants, conditions, restrictions, rights-of-way, or easements, if any, affecting all or any portion of a Real Property, which are to be performed or complied with by the Company; and (vi) all the buildings, structures, equipment and other tangible assets of the Company (whether owned or leased) are in normal operating condition (normal wear and tear excepted) and are fit for use in the ordinary course of business of the Company.

          (c) The Company is not obligated under or bound by any option, right of first refusal, purchase contract, or other contractual right or obligation to acquire, use or operate any real property not listed in Sections 3.24(a)(i) or 3.24(a)(ii) of the Disclosure Schedule nor to sell or dispose of any Real Property or any portions thereof or interests therein.

          (d) Other than as disclosed in Section 3.24(d) of the Disclosure Schedule, the Company has not transferred, sold, terminated or otherwise disposed of any real property interests for which the Company has any continuing liability with respect to such real property.

          (e) Any error, misstatement, omission or inaccuracy with respect to the representations set forth in this Section 3.24, viewed as if it were individually made without reference to Material Adverse Effect, which either individually or collectively would result in a material ongoing impairment in the operation of, or material adverse financial arrangements with respect to, one or more of the Real Properties as a warehouse, a specialty store or a department store, as the case may be, shall constitute a Material Adverse Effect.

          (f) The Company has provided to Parent prior to the execution of this Agreement title commitments for all Real
Properties listed in Sections 3.24(a)(i) or 3.24(a)(ii) of the Disclosure Schedule except with respect to the downtown Salt Lake
City auto service center.

                                ARTICLE IV

         REPRESENTATIONS AND WARRANTIES OF PARENT AND ACQUISITION

     Parent and Acquisition, jointly and severally, represent and warrant to the Company as follows:

     Section 4.1 Organization. Parent is a corporation duly organized, validly existing and in good standing under the laws of Delaware and Acquisition is a corporation duly organized, validly existing and in good standing under the laws of the State of Utah. Each of Parent and Acquisition has all requisite corporate power and corporate authority to own, lease and operate its respective properties and to carry on its respective business as now being conducted except where the failure to have such power or authority would not have a Material Adverse Effect on Parent or Acquisition, taken as a whole, or materially impair or delay the consummation of the transactions contemplated by this Agreement.

     Section 4.2 Authorization; Validity of Agreement. Each of Parent and Acquisition has the requisite corporate power and corporate authority to execute and deliver this Agreement and to consummate the transactions contemplated by this Agreement. The execution and delivery by Parent and Acquisition of this Agreement and the consummation of the transactions contemplated by this Agreement have been duly authorized by the respective Boards of Directors of Parent and Acquisition and no other corporate proceedings on the part of Parent or Acquisition are necessary to authorize the execution and delivery of this Agreement by Parent and Acquisition and the consummation of the transactions contemplated by this Agreement. This Agreement has been duly executed and delivered by Parent and Acquisition. Assuming due authorization, execution and delivery of this Agreement by the Company, this Agreement is a valid and binding obligation of Parent and Acquisition, enforceable against each of them in accordance with its terms, except that such enforcement may be subject to or limited by (i) bankruptcy, insolvency or other similar laws, now or later in effect, affecting creditors' rights generally, and (ii) the effect of general principles of equity (regardless of whether enforceability is considered in a proceeding at law or in equity).

     Section 4.3    Consents and Approvals; No Violations.
Except for filings, permits, authorizations, consents and approvals as may be required under, and other applicable requirements of, the Exchange Act and the HSR Act and the filing and recordation of the Articles of Merger as required by the URBCA, no filing with, and no permit, authorization, consent or approval of, any Governmental Entity is necessary for the consummation by Parent or Acquisition of the transactions contemplated by this Agreement. Neither the execution and delivery of this Agreement by Parent or Acquisition nor the consummation by Parent or Acquisition of the transactions contemplated by this Agreement nor compliance by Parent or Acquisition with any of the provisions of this Agreement will (i) conflict with or violate any provision of the Articles of Incorporation or Certificate of Incorporation, as the case may be, or Bylaws, of Parent or Acquisition or (ii) violate any order, writ, injunction, decree, statute, rule or regulation applicable to Parent or Acquisition or any of their respective properties or assets, except in the case of clause (ii) where such violations would not have a Material Adverse Effect on Parent and Acquisition taken as a whole.

     Section 4.4 Information in Registration Statement and Proxy Statement. None of the information supplied by Parent or Acquisition for inclusion in the Registration Statement and the Proxy Statement will, at the date mailed to stockholders and at the time of the Special Meeting, contain any untrue statement of a material fact or omit to state any material fact required to be stated in the Registration Statement and the Proxy Statement or necessary in order to make the statements in the Registration Statement and the Proxy Statement, in light of the circumstances under which they are made, not misleading.

     Section 4.5    Parent Common Stock.

          (a)  The authorized capital stock of Parent consists of
(i) 25,000,000 shares of Preference Stock, including ESOP Preference Shares, par value $0.50 per share, of which 633,273 were issued and outstanding as of July 31, 1999 and (ii) 1,000,000,000 shares of common stock, par value $0.50 per share, of which 331,739,531 shares were issued and outstanding and 138,715,963 shares were held in treasury by Parent as of July 31, 1999. All the shares of Parent Common Stock will, when issued pursuant to this Agreement, be duly authorized, validly issued, fully paid and non-assessable.

          (b) The authorized capital stock of Acquisition consists of 1,000 shares of common stock, par value $1.00 per share. The issued capital stock consists of 100 shares of common stock, all or which are owned by Parent on the date of this Agreement. Acquisition was incorporated in the State of Utah on September 7, 1999, is validly existing and in good standing under the laws of the State of Utah and has engaged in no business and incurred no liabilities except as contemplated by this Agreement. All the outstanding shares of Acquisition's capital stock are duly authorized, validly issued, fully paid and non-assessable.

          (c) Since January 31, 1999, each of Parent and its subsidiaries that is required to make filings under the Securities Act or the Exchange Act has filed with the SEC all forms, reports and documents required to be filed by it pursuant to the Securities Act and the Exchange Act, all of which, as of their respective filing dates, complied in all material respects with all applicable requirements of the Securities Act and the Exchange Act. Parent has heretofore made available to the Company through EDGAR a true and complete copy of (i) each registration statement, final prospectus and definitive proxy statement filed by Parent or any of its subsidiaries with the SEC since January 31, 1999, and (ii) each report filed by Parent or any of its subsidiaries with the SEC since January 31, 1999 (the documents referred to in clauses (i) and (ii) being hereinafter referred to as the "Parent Filings"). None of the Parent Filings as of the respective dates on which they were filed with the SEC contained any untrue statement of a material fact or omitted to state a material fact necessary to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading.

          (d) Parent shall use all reasonable efforts to obtain, prior to the effective date of the Registration Statement, all necessary state securities law or "blue sky" permits and approvals required to carry out the transactions contemplated by this Agreement and the Merger, and will pay all expenses incident thereto.

     Section 4.6 Absence of Certain Changes. Except as disclosed in the Parent Filings filed prior to the date of this Agreement, since January 31, 1999 Parent has conducted its businesses and operations only in the ordinary course and consistent with past practice, and there have not occurred any events or changes (including the incurrence of any liabilities of any nature, whether or not accrued, contingent or otherwise) having or which would have a Material Adverse Effect on Parent.

     Section 4.7    No Undisclosed Liabilities.  Except as
disclosed in the Parent Filings filed prior to the date of this

Agreement and except for liabilities and obligations incurred in the ordinary course of business and consistent with past practice, since January 31, 1999, Parent has not incurred any liabilities or obligations of any nature, whether or not accrued, contingent or otherwise, that have, or would have, a Material Adverse Effect on Parent, or that would be required to be reflected or reserved against in the financial statements of Parent (including notes thereto) prepared in accordance with GAAP.

     Section 4.8    Litigation; Compliance with Law.

          (a) Except as disclosed in the Parent Filings filed prior to the date of this Agreement, there is no suit, claim, action, proceeding or investigation pending or, to the knowledge of Parent, threatened, against or affecting Parent or any Affiliate of Parent or any of their respective properties which, if determined adversely to Parent or any Affiliate of Parent, would have a Material Adverse Effect on Parent or would prevent or delay Parent from consummating the Merger or the other transactions contemplated by this Agreement.

          (b) Except as disclosed in the Parent Filings filed prior to the date of this Agreement, Parent and each Affiliate of Parent are in compliance in all material respects with all laws, statutes, regulations, rules, ordinances, judgments, decrees, orders, writs and injunctions, of any court or Governmental Entity relating to any of the property owned, leased or used by it, or applicable to its business, including, but not limited to, employment and employment practices, labor relations, occupational safety and health, environmental, tax, interstate commerce and antitrust laws, except for such noncompliance which would not have a Material Adverse Effect on Parent. Except as set forth in the Parent Filings filed prior to the date of this Agreement, neither Parent, any Affiliate of Parent nor any of their respective properties is subject to any judgment, decree, order, writ or injunction having, or which would have, a Material Adverse Effect on Parent, or which would prevent or delay the consummation of the transactions contemplated by this Agreement.

          (c) Parent and each Affiliate of Parent holds all licenses, permits, variances and approvals of Governmental Entities necessary for the lawful conduct of its businesses as currently conducted except where the failure to hold such licenses, permits, variances or approvals would not have a Material Adverse Effect on Parent.

     Section 4.9 No Default. Except as disclosed in the Parent Filings filed prior to the date of this Agreement, the business of Parent and each Affiliate of Parent is not being conducted in default or violation of any term, condition or provision of (a) its Certificate of Incorporation, Articles of Incorporation or Bylaws or (b) any federal, state, local or foreign law, statute, regulation, rule, ordinance, judgement, decree, writ, injunction, franchise, permit or license or other governmental authorization or approval applicable to Parent or such Affiliate, excluding from the foregoing, defaults or violations that would not have a Material Adverse Effect on Parent or would not materially impair the ability of Parent to consummate the Merger or the other transactions contemplated by this Agreement.

     Section 4.10 Property. Parent and each Affiliate of Parent has good and valid title to, or in the case of leased property, has valid leasehold interests in all real and personal, whether tangible or intangible, properties and assets necessary to conduct the business of Parent or such Affiliate as currently conducted, except to the extent the failure of this representation and warranty to be true would not have a Material Adverse Effect on Parent.

     Section 4.11 Year 2000. To Parent s knowledge, there are no material impediments to Parent and each Affiliate of Parent being year 2000 compliant by December 31, 1999 (i.e., that products, hardware, software and other date-sensitive equipment manufactured, sold, owned, leased, licensed or used by Parent and each Affiliate of Parent will be capable of correctly storing and processing date data (including, but not limited to, calculating, comparing and sequencing) accurately prior to, during and after the calendar year 2000 when used, assuming that all third party products, hardware, software and other date-sensitive equipment used in combination therewith are capable of properly exchanging date data) except to the extent the failure of this representation to be true would not have a Material Adverse Effect on Parent.

                                 ARTICLE V

                                 COVENANTS

     Section 5.1 Interim Operations of the Company. The Company covenants and agrees that, except as (i) provided to the contrary in this Agreement, (ii) disclosed in Section 5.1 of the Disclosure Schedule or (iii) approved in writing by Parent (which approval Parent shall not unreasonably withhold, delay, or condition), after the date of this Agreement and prior to the Effective Time:

          (a) the business of the Company shall be conducted only in the ordinary course consistent with the requirements of law and past practice and, to the extent consistent therewith, the Company shall use its commercially reasonable efforts to preserve its business organization intact and maintain its existing relations with customers, suppliers, employees, creditors and business partners, and the Company shall use its reasonable efforts to cause the key executive employees of the Company (such individuals being later collectively referred to as the "Key Executives" or individually as a "Key Executive" (which Key Executives are identified and listed on Section 5.1 of the Disclosure Schedule) to continue to perform their duties as currently performed for the Company;

          (b) the Company will not, directly or indirectly, split, combine or reclassify the outstanding Company Common
Stock;

          (c) the Company shall not: (i) amend its Articles of Incorporation or Bylaws; (ii) declare, set aside or pay any dividend or other distribution payable in cash, stock or property with respect to its capital stock; (iii) issue, sell, transfer, pledge, dispose of or encumber any additional shares of, or securities convertible into or exchangeable for, or options, warrants, calls, commitments or rights of any kind to acquire, any shares of the capital stock of any class of the Company, other than issuances pursuant to the exercise of Company Options and Company benefit plan obligations disclosed in Section 3.9(a) of the Disclosure Schedule, in each case which are outstanding on the date hereof; (iv) transfer, lease, license, sell, mortgage, pledge, dispose of or encumber any material assets other than in the ordinary and usual course of business; or (v) redeem, purchase or otherwise acquire directly or indirectly any of its capital stock;

          (d) the Company shall not, except as required by law or as otherwise expressly provided elsewhere in this Agreement:
(i) grant any increase in the compensation payable or to become payable by the Company to any of the Key Executives, key employees or directors or (A) adopt any new, or (B) amend or otherwise increase, or accelerate the payment or vesting of the amounts payable or to become payable under any existing, bonus, incentive compensation, deferred compensation, severance, profit sharing, stock option, stock purchase, insurance, pension, retirement or other employee benefit plan agreement, program, fund, policy, practice or arrangement; or (ii) enter into any, or amend any existing, employment or severance agreement with or, except in accordance with the existing written policies of the Company, grant any severance or termination pay to any officer, director or employee of the Company; provided, however, that the Company may, in the ordinary course of business, consistent with past practice, enter into termination agreements or arrangements with employees other than any Key Executive (collectively, the "Non-Key Employees"), so long as the aggregate value of such agreements and arrangements does not exceed the aggregate amounts that are payable under the Company's present Severance Pay Plan listed in Section 3.9(a) of the Disclosure Schedule by more than $100,000, and with respect to any individual Non-Key Employee does not have a value not in excess of $10,000.

          (e) the Company shall not modify, amend or terminate any of the Material Company Agreements or waive, release or assign any material rights or claims with respect to such Material Company Agreements, except in the ordinary course of business and consistent with past practice;

          (f) the Company shall not permit any material insurance policy naming it as a beneficiary or a loss payable payee to be canceled or terminated without notice to and consent of Parent, unless equivalent replacement policies, without lapse of coverage, shall be put in place;

          (g)  the Company shall not: (i) except as described in
Section 5.1of the Disclosure Schedule, incur or assume any indebtedness for borrowed money or enter into any capital leases or other arrangements with similar economic effects except pursuant to the Existing Credit Documents (as later defined);
(ii) assume, guarantee, endorse or otherwise become liable or responsible (whether directly, contingently or otherwise) for the obligations of any other person; (iii) make any loans, advances or capital contributions to, or investments in, any other person (other than customary loans or advances to employees in accordance with past practice); or (iv) except as described in
Section 5.1 of the Disclosure Schedule, enter into any material commitment or transaction (including, but not limited to, any borrowing, capital expenditure or purchase, sale or lease of assets);

          (h) the Company shall not settle or compromise any claim, liability or obligation which is described in the Company SEC documents filed prior to the date hereof and the Company shall not pay, discharge or satisfy any claims, liabilities or obligations (absolute, accrued, asserted or unasserted, contingent or otherwise), other than the payment, discharge or satisfaction of any such claims, liabilities or obligations, (x) to the extent reflected or reserved against in, or contemplated by, the Company Balance Sheet (or the notes thereto), (y) incurred in the ordinary course of business and consistent with past practice or (z) which are legally required to be paid, discharged or satisfied (provided that if such claims, liabilities or obligations referred to in this clause (z) are legally required to be paid and are also not otherwise payable in accordance with clauses (x) or (y) above, the Company will notify Parent in writing if such claims, liabilities or obligations exceed, individually or in the aggregate, $200,000 in value, reasonably in advance of their payment), provided that notwithstanding anything to the contrary set forth in this
Section 5.1(h), the Company shall not settle or compromise any claim or litigation brought by any stockholder of the Company making such claim or bringing such litigation as such a stockholder, either individually or on behalf of any class;

          (i) the Company will not adopt a plan of complete or partial liquidation, dissolution, merger, consolidation, restructuring, recapitalization or other reorganization of the Company (other than with respect to the Merger);

          (j) the Company will not change any method of accounting or any accounting principle or practice, except for changes required by a concurrent change in GAAP;

          (k) the Company will not take, or agree to commit to take, any action that would make any representation or warranty of the Company contained in this Agreement inaccurate at, or as of any time prior to, the Effective Time;

          (l) the Company shall (i) use reasonable efforts to maintain or otherwise preserve its rights in all of the Intellectual Property owned by the Company that is material to the business and operations of the Company and use reasonable efforts not to permit any of such Intellectual Property to lapse, expire or go abandoned by any action or inaction on its part;
(ii) diligently and responsively prosecute all applications or registrations before whichever Governmental Entity the same may be pending; and (iii) not allow any rights with respect to trademarks material to the Company to go abandoned for failure to timely file new applications for registrations corresponding to the subject matter thereof;

          (m) the Company shall not voluntarily make or agree to make any material change in any Tax accounting method, waive or consent to the extension of any statute of limitations with respect to income or other material Taxes, or consent to any material assessment of Taxes, or settle any judicial proceeding affecting any material amount of Taxes;

          (n) the Company shall not fail to take all reasonable steps in defense of any claim (which would be disclosable by the Company in a filing pursuant to the Exchange Act or the Securities Act) asserted against the Company in any proceedings before any Governmental Entity; and

          (o) Except as otherwise expressly permitted in this Agreement, the Company shall not (i) issue, sell or otherwise distribute or dispose of any shares of Company Common Stock to,
(ii) become indebted in respect of borrowed money or make any commitment with respect to borrowed money from, (iii) sell (other than sales of retail merchandise), distribute, mortgage, license, lease or otherwise dispose of any assets of the Company to, or
(iv) enter into any other such agreement, arrangement or transaction involving the Company s assets or finances with any officer, director or legal or beneficial owner of more than 5% of the Company Common Stock and their affiliates, without the prior consent of Parent, which consent is in Parent s sole and absolute discretion;

          (p) the Company shall not make, or commit to make, any capital expenditures in excess of $100,000 for each such individual expenditure or $300,000 in the aggregate;

          (q) the Company shall not amend, modify, supplement or terminate any agreement listed in Sections 3.24(a)(i) and 3.24(a)(ii) of the Disclosure Schedule with respect to Real Property or enter into any new agreement or arrangement with respect to real property; except Company may, with Parent s written consent, which consent may not be unreasonably withheld, delayed or conditioned, enter into and execute subordination agreements, estoppel certificates and similar instruments required to be executed pursuant to the terms of the agreements listed in Sections 3.24(a)(i) or 3.24(a)(ii) with respect to the Real Property leases;

          (r) the Company will not enter into any agreement, contract or other commitment with any beneficial owner of more than 5% of the Company Common Stock without Parent s consent, which consent is in Parent s sole and absolute discretion; and

          (s) the Company will not enter into an agreement, contract, commitment or arrangement to do any of the foregoing, or to authorize, recommend, propose or announce an intention to do any of the foregoing.

     Section 5.2    No Solicitations.

          Neither the Company nor any of its Affiliates shall (and the Company shall use its best efforts to cause its officers, directors, employees, representatives and agents (collectively, "Representatives"), including, but not limited to, investment bankers, attorneys and accountants, not to), directly or indirectly, encourage, solicit, participate in or initiate discussions or negotiations with, or provide any information to, any corporation, partnership, person or other entity or group

(other than Parent or any of its Affiliates or Representatives) concerning any merger, consolidation, tender offer, exchange offer, sale of a material portion or product line of the assets and business of the Company (whether in one or more transactions), sale of shares of capital stock or debt securities, restructuring, recapitalization, or similar transactions involving the Company or any division or operating or principal business unit of the Company (whether in one or more transactions) (an "Acquisition Proposal"). The Company further will, and will cause its Representatives to, immediately cease any existing activities, discussions or negotiations with any parties previously conducted with respect to any of the foregoing.

     Section 5.3    Access to Information.

          (a) From the date of this Agreement until the Effective Time, the Company shall afford to Parent and the Parent s Representatives reasonable access upon reasonable prior notice to all of its books, records, files, documents and Company Agreements and, during such period, the Company shall furnish promptly to Parent (i) a copy of each report, schedule, registration statement and other document filed or received by it during such period pursuant to the requirements of the federal securities laws and (ii) such other information including, without limitation, copies of books, records, files, documents and Company Agreements, concerning the Company's business, properties and personnel as Parent may reasonably request; provided, that Parent and Parent s Representatives will conduct all such inspections in a reasonable manner and so as to not unreasonably interfere with the conduct of the business or affairs of the Company. The Company shall provide Parent and Parent s Representatives with reasonable access upon reasonable prior notice to the Key Executives and the Key Executives shall reasonably cooperate with Parent and Parent s Representatives and provide Parent and Parent s Representatives with such information regarding the Company as may be reasonably requested. The Company shall in addition use its reasonable efforts to provide Parent and Parent s Representatives with access to the Representatives, commercial bankers, actuaries, trustees, outside Plan administrators and consultants of the Company and to use its best efforts to cause such Representatives, commercial bankers, actuaries, trustees, outside Plan administrators and consultants to provide Parent and Parent s Representatives with such information regarding the Company as may be reasonably requested. Parent and Parent s Representatives shall use reasonable efforts to conduct any activities pursuant to this Section 5.3(a) in a manner that does not interfere in any material respect with the management and conduct of the Company's operations. The obligations of the Company under this Section 5.3(a) are subject to any and all limitations imposed by law.

          (b) Until the Effective Time, Parent and Acquisition will, with respect to the information furnished to Parent by or on behalf of the Company, and the Company will, with respect to the information furnished to the Company by or on behalf of Parent or Acquisition, have the same confidentiality obligations as set forth in the letter agreement dated August 11, 1999 between Parent and the Company.

     Section 5.4    Further Action; Reasonable Best Efforts.

          (a) Upon the terms and subject to the conditions provided in this Agreement, each of the Parties shall use its reasonable best efforts to take, or cause to be taken, all action and to do, or cause to be done, all things necessary under applicable laws and regulations to consummate and make effective the transactions contemplated by this Agreement, including, without limitation, (i) to comply promptly with all legal requirements which may be imposed on it with respect to this Agreement and the transactions contemplated by this Agreement (which actions shall include, without limitation, furnishing all information required by applicable law in connection with approvals of or filings with any Governmental Entity), (ii) to satisfy the conditions precedent to the obligations of such Party, (iii) to obtain any consent, authorization, order or approval of, or any exemption by, any Governmental Entity or other public or private third party required to be obtained or made by Parent, Acquisition, the Company or any of their Subsidiaries in connection with the Merger or the taking of any action contemplated by this Agreement, (iv) to effect all necessary registrations and filings and (v) to take any action reasonably necessary to vigorously defend, lift, mitigate, rescind the effect of any litigation or administrative proceeding adversely affecting the Merger or this Agreement, including promptly appealing any adverse court or administrative decision.

          (b)  Subject to appropriate confidentiality
protections, each of the Parties will furnish to the other Parties such necessary information and reasonable assistance as such other Parties may reasonably request in connection with the foregoing and will provide the other Parties with copies of all filings made by such Party with any Governmental Entity and, upon request, any other information supplied by such Party to a Governmental Entity in connection with this Agreement and the transactions contemplated by this Agreement. Upon the terms and subject to the conditions provided in this Agreement, in case at any time after the Effective Time any further action is necessary or desirable to carry out the purposes of this Agreement, the proper officers and/or directors of the Parties shall use their reasonable best efforts to take or cause to be taken all such necessary action.

          (c)  Without limiting the generality of the
undertakings in this Section 5.4, Parent and the Company shall take or cause to be taken the following actions: (i) provide promptly to Governmental Entities with regulatory jurisdiction over enforcement of any applicable antitrust laws (a "Government Antitrust Entity") information and documents requested by any Government Antitrust Entity or necessary, proper or advisable to permit consummation of the Merger and the transactions contemplated by this Agreement; (ii) without in any way limiting the provisions of Section 5.4(c)(i), file any Notification and Report Form and related material required under the HSR Act as soon as practicable and in any event not later than five (5) business days after the date hereof, and thereafter use its reasonable efforts to certify as soon as practicable its substantial compliance with any requests for additional information or documentary material that may be made under the HSR Act; and (iii) Company and Parent shall take promptly, in the event that any permanent or preliminary injunction or other order is entered or becomes reasonably foreseeable to be entered in any antitrust proceeding that would make consummation of the Merger in accordance with the terms of this Agreement unlawful or that would prevent or delay consummation of the Merger or the other transactions contemplated by this Agreement, any and all steps (including the appeal thereof or the posting of a bond) necessary to vacate, modify or suspend such injunction or order so as to permit such consummation on a schedule as close as possible to that contemplated by this Agreement. Each of the Company and Parent will provide to the other copies of all correspondence between it (or its advisors) and any Government Antitrust Entity relating to this Merger or any of the matters described in this
Section 5.4(c).

     Section 5.5    Employee Benefits.

          (a) Fair and Non-Discriminatory Treatment. Except as provided in Section 5.5(b) and to the extent Company employees timely complete any required enrollment forms, on and after the Effective Time, Parent shall, and shall cause its Affiliates (including the Surviving Corporation) to, provide on an uninterrupted basis employee benefits (including, if applicable, group medical and dental, life insurance, defined contribution retirement plan, short- and long-term disability, severance, vacation and sick pay) for nonbargaining unit employees of the Company as of the Effective Time (collectively, the "Company Employees" or individually, a "Company Employee") which are, in the aggregate, no less favorable than (i) the employee benefits they were provided immediately prior to the Effective Time or, at Parent's option, (ii) the employee benefits provided to similarly situated employees of Parent and its Affiliates.

          (b)  Retirement Plans.

               (1) The ZCMI Employee Retirement Plan (the "ZCMI Retirement Plan") in effect at the Effective Time shall continue until such time as it may be amended, terminated or merged into another qualified defined benefit plan. On and after the Effective Time, Parent shall take all actions necessary to ensure that the benefits calculated for Company Employees pursuant to the terms of the ZCMI Retirement Plan (i) credit all service of a Company Employee with the Parent and its Affiliates after the Effective Time for purposes of eligibility and vesting under such plan (including eligibility for early or normal retirement) and
(ii) for periods during which (a) a defined benefit plan is maintained by the Parent or its Affiliates for similarly situated employees of Parent and its Affiliates, but (b) Company Employees are not covered by such defined benefit plan, credit service for such periods with the Parent or its Affiliates after the Effective Time for purposes of accruing a retirement benefit under the ZCMI Retirement Plan; and

               (2) At all times during which Company Employees are covered by a defined benefit plan (other than the ZCMI Retirement Plan) maintained by Parent or any of its Affiliates, Parent shall take all actions necessary to provide Company Employees with (1) credit under the defined benefit plan for past service with the Company for eligibility and vesting purposes (including eligibility for early or normal retirement) and otherwise in accordance with the terms of such defined benefit plan, and (2) the retirement benefit accrued under such defined benefit plan based solely on their service after the Effective Time, and without any offset for benefits accrued under the ZCMI Retirement Plan. Notwithstanding the foregoing, a period of service shall be credited to a Company Employee for the purpose of accruing a benefit under either the ZCMI Retirement Plan or another defined benefit plan providing accruals for similarly situated employees of the Parent and its Affiliates, but not under both such plans.

          (c) Past Service Credit. Except with respect to the ZCMI Retirement Plan, all service by Company Employees with the Company shall be counted as service with Parent and its Affiliates for all purposes, including eligibility to participate, vesting and determining the amount of a benefit, but without duplication of benefits provided under any Company Plan to Company Employees after the Effective Time, under the employee benefit plans and compensation practices (including, if applicable, group medical and dental, life insurance, defined contribution retirement plan, short- and long-term disability, severance, vacation and sick pay) covering or otherwise benefitting Company Employees on and after the Effective Time. Parent shall take or cause its Affiliates (including Surviving Corporation) to take such action as may be necessary or appropriate under all employee benefit plans and compensation practices covering or otherwise benefitting Company Employees on or after the Effective Time to provide for such past service credit.

          (d) Co-payments and Deductibles. Each Company Employee shall be given credit for any deductible or co-payment amounts paid under Plans maintained by the Company in respect of the Plan year in which the Effective Time occurs, to the extent that, following the Effective Time, he or she participates in comparable plans maintained by Parent or its Affiliates for which deductibles or co-payments are required. Parent shall also cause each of its and its Affiliates plans to waive any preexisting condition requirement to the extent waived under the terms of any Plan maintained by the Company immediately prior to the Effective Time.

          (e) Labor Agreements. To the extent required by applicable law, Parent shall cause the Surviving Corporation to honor all labor or collective bargaining agreements pertaining to employees of the Company in effect at the Effective Time.

          (f) Vacation. Parent shall or shall cause its Affiliates (including the Surviving Corporation) to provide all vacation entitlement to Company Employees for the 1999 calendar year as determined under the Company's vacation pay policies in effect as of the Effective Time.

          (g) COBRA. Parent shall provide or cause its Affiliates to provide continuation coverage for purposes of Part 6 of Title I of ERISA to former non-bargaining unit employees of the Company and their eligible dependents comparable to the benefits, as from time to time in effect, provided to similarly situated employees of the Company.

          (h) Employee Discounts. Parent shall provide discounts on merchandise purchases to current and former employees of the Company in the manner described on Section
5.5(h) of the Disclosure Schedule.

          (i) Continuing Employment; Severance. On or before the Closing Date, Parent shall interview and/or offer continuing employment with the Surviving Corporation to Company Employees after the Effective Time under the terms described in Item 1 of
Section 5.5(i) of the Disclosure Schedule. In the event the employment of any Company Employee is terminated by Parent or the Surviving Corporation after the Effective Time, such Company Employees will be entitled to the severance benefits, if any, described in Item 1 of Section 5.5(i) of the Disclosure Schedule.

          (j) Employment and Consulting Agreements. Parent shall offer (i) an employment agreement and a consulting agreement substantially in the respective forms set forth in
Section 5.5(j)(i) of the Disclosure Schedule to each of the respective individuals listed in Section 5.5(j)(i) of the Disclosure Schedule and (ii) an employment agreement substantially in the form set forth in Section 5.5(j)(ii) of the Disclosure Schedule to each of the respective individuals listed in Section 5.5(j)(ii) of the Disclosure Schedule.

     Section 5.6 Notification of Certain Matters. The Company shall give prompt notice to Parent and Parent shall give prompt notice to the Company, of (i) the occurrence or nonoccurrence of any event the occurrence or nonoccurrence of which would cause any representation or warranty contained in this Agreement to be untrue or inaccurate in any material respect at or prior to the Effective Time, (ii) any material failure of the Company, Parent or Acquisition, as the case may be, to comply with or satisfy any covenant, condition or agreement to be complied with or satisfied by it under this Agreement and (iii) the commencement or the threat of any action, suit, claim, investigation or proceeding which relates to this Agreement or the transactions contemplated by this Agreement; provided, however, that the delivery of any notice pursuant to this Section 5.6 shall not limit or otherwise affect the remedies, if any, available under this Agreement to the party receiving such notice.

     Section 5.7 Directors' and Officers' Insurance and Indemnification. Following the Effective Time, Parent shall indemnify, or shall cause the Surviving Corporation to indemnify, each person who is now, or has been at any time prior to the date of this Agreement, an employee, agent, director or officer of the Company (individually an "Indemnified Party" and collectively the "Indemnified Parties"), to the same extent and in the same manner as is now provided in the URBCA, Articles of Incorporation or Bylaws of the Company, or pursuant to indemnification agreements described in Section 5.7 of the Disclosure Schedule in effect on the date of this Agreement, with respect to any claim, liability, loss, damage, cost or expense, whenever asserted or claimed ("Indemnified Liability"), based in whole or in part on, or arising in whole or in part out of, any matter existing or occurring at or prior to the Effective Time, including, without limitation, matters arising out of or pertaining to the Merger, this Agreement or the transactions contemplated by this Agreement. Parent shall, or shall cause the Surviving Corporation to, maintain in effect for not less than four years after the Effective Time policies of directors' and officers' liability insurance equivalent in all material respects to those maintained by or on behalf of the Company on the date of this Agreement (and having at least the same coverage and containing terms and conditions which are no less advantageous to the persons currently covered by such policies) with respect to matters existing or occurring at or prior to the Effective Time; provided, however, that if the aggregate annual premiums for such insurance at any time during such period shall exceed 200% of the premiums paid by the Company for such insurance for the twelve calendar months immediately preceding the date of this Agreement (the "Twelve Month Premiums"), then Parent shall cause the Surviving Corporation to, and the Surviving Corporation shall, provide the maximum coverage that shall then be available at an annual premium equal to 200% of the Twelve Month Premiums. Without limiting the foregoing, in the event any Indemnified Party becomes involved in any capacity in any action, proceeding or investigation based in whole or in part on, or arising in whole or in part out of, any matter, including the transactions contemplated by this Agreement, existing or occurring at or prior to the Effective Time, then to the maximum extent permitted by law Parent shall, or shall cause the Surviving Corporation to, periodically advance to such Indemnified Party his or her legal and other expenses (including the cost of any investigation and preparation incurred in connection therewith), subject to the provision by such Indemnified Party of an undertaking to reimburse the amounts so advanced in the event of a final determination by a court of competent jurisdiction that such Indemnified Party is not entitled thereto. Promptly after receipt by an Indemnified Party of notice of the assertion (an "Assertion") of any claim or the commencement of any action against him or her as a result of which indemnity or reimbursement may be sought against Parent, the Company, the Surviving Corporation (collectively, the "Indemnitors" or individually, an "Indemnitor") under this Agreement, such Indemnified Party shall notify any Indemnitor in writing of the Assertion, but the failure to so notify any Indemnitor shall not relieve any Indemnitor of any liability it may have to such Indemnified Party under this Agreement, except to the extent that such failure shall have materially prejudiced the Indemnitor in defending against such Assertion. The Indemnitors shall be entitled to participate in and, to the extent the Indemnitors elect by written notice to such Indemnified Party within 30 days after receipt by any Indemnitor of notice of such Assertion, to assume the defense of such Assertion, at their own expense, with counsel chosen by the Indemnitors and reasonably satisfactory to such Indemnified Party. Notwithstanding that the Indemnitors shall have elected by such written notice to assume the defense of any Assertion, such Indemnified Party shall have the right to participate in the investigation and defense thereof, with separate counsel chosen by such Indemnified Party, but in such event the fees and expenses of such counsel shall be paid by such Indemnified Party. Notwithstanding the foregoing, in the event the Indemnified Party reasonably believes, based on the advice of his or her independent counsel under applicable standards of professional conduct that there is reasonably likely to be, with respect to a particular matter, a conflict on any significant issue between the positions of any two or more Indemnified Parties or with any Indemnitor (a "Conflict Matter") such Indemnified Party may select a separate counsel, reasonably acceptable to the Indemnitors, to represent such Indemnified Party with respect to such Conflict Matter and the Indemnitors shall pay the reasonable fees and expenses of counsel so selected by the Indemnified Party in connection with such Conflict Matter. No Indemnified Party shall settle any Assertion without the prior written consent of Parent, which, in the case of a settlement solely for a cash payment, shall not be unreasonably withheld, delayed, or conditioned, nor shall Parent or any other Indemnitor settle any Assertion without either (i) the written consent of all Indemnified Parties against whom such Assertion was made, or
(ii) obtaining an unconditional general release from the party making the Assertion for all Indemnified Parties as a condition of such settlement. The provisions of this Section 5.8 are intended for the benefit of, and shall be enforceable by, the respective Indemnified Parties. In the event the Surviving Corporation or Parent or any of their successors or assigns (i) consolidates with or merges into any other Person and shall not be the continuing or surviving corporation or entity of such consolidation or merger or (ii) transfers all or substantially all of its properties and assets to any Person, then, and in each case, proper provision shall be made so that the successors and assigns of the Surviving Corporation or Parent shall assume all of Parent's obligations set forth in this Section 5.7.

     Section 5.8 Existing Credit Documents. The Company will use reasonable efforts to assist Parent to negotiate and to enter into arrangements with (i) First Security Bank, N.A. and Zions First National Bank and the other lenders party to the Loan Agreement with the Company dated as of April 15, 1999 (the "Primary Loan Agreement") and (ii) First Security Bank, N.A. and Zions First National Bank as parties to the Loan Agreement with the Company referenced in Section 5.1 of the Disclosure Schedule (the "Supplemental Loan Agreement"), which arrangements will permit the Company to terminate, on and as of the Closing Date, the Primary Loan Agreement, the Supplemental Loan Agreement and all related loan documentation (collectively, the "Existing Credit Documents"), upon payment in full of all obligations of the Company thereunder as of the Closing Date, without any requirement that the Company deliver irrevocable prior notices of termination under the Existing Credit Documents or to make any payment with respect to the Existing Credit Documents except upon the occurrence of the Merger.

     Section 5.9    Parent Undertaking.  Parent shall be
responsible for and shall cause Acquisition to perform all of its obligations under this Agreement in a timely manner.

     Section 5.10 WARN Act. Parent will comply, and will cause the Surviving Corporation to comply, in all material respects with the Workers Adjustment and Retraining Notification Act.

     Section 5.11   Fashion Place.  The Company will use
reasonable efforts to (i) assist Parent to negotiate and (ii) enter into an agreement with Rouse-Fashion Place, LLC for the continued use and operation by the Company of a retail facility at the Fashion Place Mall.

                                ARTICLE VI

                                CONDITIONS

     Section 6.1 Conditions to Each Party's Obligation To Effect the Merger. The respective obligation of each Party to consummate the Merger shall be subject to the satisfaction on or prior to the Closing Date of each of the following conditions:

          (a) This Agreement shall have been approved and adopted by the shareholders of the Company in accordance with the URBCA;

          (b) No Governmental Entity shall have issued, given notice of its intent to issue or commenced any proceeding for the purpose of issuing any order, and there shall not be any statute, rule, decree or regulation restraining, prohibiting or making illegal the consummation of the Merger; and

          (c) Any waiting period applicable to the consummation of the Merger under the HSR Act shall have expired or been terminated.

          (d) The Registration Statement shall have become effective and no stop order suspending the effectiveness of the Registration Statement shall have been issued and no proceeding for that purpose shall have been initiated by the SEC. Parent shall have received all state securities laws or "blue sky" permits and other authorizations necessary to consummate the Merger.

     Section 6.2 Conditions to the Obligation of the Company to Effect the Merger. The obligation of the Company to effect the Merger is further subject to the satisfaction or waiver at or prior to the Effective Time of the following conditions:

          (a) The representations and warranties of Parent and Acquisition contained in this Agreement shall be true and correct in all material respects both when made and (except for those representations and warranties that address matters only as of a particular date which need only be true and accurate as of such date) as of the Closing Date after giving effect to the Merger as if made at and as of such time and the Company shall have received at the Closing Date a certificate to that effect dated the Closing Date and executed on behalf of the Parent and Acquisition by an executive officer of each of Parent and Acquisition; and

          (b) Each of Parent and Acquisition shall have performed in all material respects its obligations under this Agreement required to be performed by it at or prior to the Closing Date pursuant to the terms hereof.

     Section 6.3 Conditions to Obligations of Parent and Acquisition to Effect the Merger. The obligations of Parent and Acquisition to effect the Merger are further subject to the satisfaction or waiver at or prior to the Effective Time of the following conditions:

          (a) The representations and warranties of the Company contained in this Agreement shall be true and correct in all material respects both when made and (except for those representations and warranties that address matters only as of a particular date which need only be true and accurate as of such date) as of the Closing Date after giving effect to the Merger as if made at and as of such time and Parent shall have received at the Closing Date a certificate to that effect dated the Closing Date and executed on behalf of the Company by an executive officer of the Company;

          (b) The Company shall have performed in all material respects each of its obligations under this Agreement required to be performed by it at or prior to the Closing Date pursuant to the terms hereof; and

          (c) Since January 31, 1999, the Company shall not have experienced events, changes or effects, the effect of which, on an overall basis, would have, or, in the written opinion of an independent investment banking firm of national stature, would be likely to have, a Material Adverse Effect, other than resulting from any matter expressly disclosed in the Company SEC Documents filed after January 31, 1999 and prior to the date hereof or in
Section 6.3(c) of the Disclosure Schedule.

     Section 6.4. Election. Notwithstanding any other provision of this Article VI, if Parent elects at any time to irrevocably waive the conditions set forth in Sections 6.1(a), 6.1(c), 6.1(d), 6.3(a), 6.3(b) and 6.3(c) by delivering a written statement (the "Election") to the Company to such effect and in form and substance reasonably satisfactory to the Company, then effective on the effective date of the delivery of the Election (the "Election Date"), the board of directors of the Company will, in accordance with the URBCA and the Company s Bylaws, take action to expand the number of directors on the board to such extent as may be necessary, and shall elect nominees designated by Parent to serve as directors, so that the nominees designated by Parent shall constitute a majority of the board of directors of the Company. In addition, effective on and after the Election Date, and notwithstanding any other provision of this Agreement, Parent shall have the full right of approval over the operations of the Company. The exercise by Parent of the option granted pursuant to the Shareowner Agreement of the Majority Shareholder will, for all purposes, constitute and have the same effect as a delivery by Parent of the Election. The receipt of notice from a Government Antitrust Entity of the early termination of the waiting period with respect to the HSR Act will, for all purposes, constitute and have the same effect as a delivery by Parent of the Election. The delivery by Parent of the Election will not constitute an exercise by Parent of the option granted pursuant to any of the Shareowner Agreements.

                                ARTICLE VII

                                TERMINATION

     Section 7.1 Termination. Notwithstanding anything in this Agreement to the contrary, this Agreement may be terminated and the Merger may be abandoned at any time prior to the Effective Time, whether before or after stockholder approval thereof:

          (a)  By the mutual consent of Parent and the Company.

          (b)  By either the Company or Parent if:

               (i)   the stockholders of the Company fail to
          approve and adopt this Agreement at the Special Meeting
          (including any postponement or adjournment thereof); or

               (ii) any Governmental Entity shall have issued or threatened to issue a statute, order, decree or regulation or taken any other action, in each case permanently restraining or enjoining the consummation of the transactions contemplated by this Agreement and such statute, order, decree, regulation or other action shall have become final and non-appealable.

          (c) By the Company if Parent or Acquisition materially breaches or fails in any material respect to perform or comply with any of its covenants and agreements contained in this Agreement or breaches its representations and warranties in this Agreement in any material respect; provided, however, that if any such breach is curable by the breaching party through the exercise of the breaching party's reasonable best efforts and for so long as such breaching party shall be so attempting to cure such breach for a period not to exceed 20 days, the Company may not terminate this Agreement pursuant to this section.

          (d) By Parent if (i) the Company breaches or fails in any respect to perform or comply with any of its covenants set forth in Sections 5.1(b), 5.1(c), 5.1(d), 5.1(e), 5.1(g), 5.1(i),
5.1(o), 5.1(q), 5.1(r), 5.1(s), 5.2 or 5.3 as concerns any
agreement, contract, commitment or arrangement relating to a matter subject to any of the foregoing subsections of Section 5.1 of this Agreement or breaches its representations and warranties set forth in Sections 3.6, 3.7, 3.9(h), 3.9(m) or 3.24(f), or
(ii) if there are any breaches or failures by the Company of its covenants and agreements contained in this Agreement which individually or in the aggregate constitute a Material Adverse Effect, or (iii) if the Company materially breaches or fails in any material respect to perform or comply with any of its other covenants or agreements contained in this Agreement or breaches its other representations and warranties in this Agreement in any material respect; provided, however, that if any such breach is curable by the Company through the exercise of its reasonable best efforts and for so long as the Company shall be so attempting to cure such breach for a period not to exceed 20 days, the Board of Directors of Parent may not terminate this Agreement pursuant to this section; or

          (e) If the Merger has not been consummated by January 31, 2000, this Agreement shall automatically terminate; provided, however, that if the Merger has not been consummated by January 31, 2000 by reason of a failure of a Party to fulfill any obligations under this Agreement, the other Party shall have all rights and remedies provided for in this Agreement.

     Section 7.2 Effect of Termination. In the event of the termination of this Agreement as provided in Section 7.1, written notice thereof shall forthwith be given by the terminating Party or Parties to the other Party or Parties specifying the provision(s) of this Agreement pursuant to which such termination is made, and this Agreement shall forthwith terminate and there shall be no liability on the part of Parent, Acquisition or the Company or their respective directors or officers under this Agreement except that Sections 7.2, 8.1 and 8.10 of this Agreement shall survive any such termination. Without limiting the generality of the foregoing, Parent, Acquisition and the Company expressly agree that the sole remedy for any breach of this Agreement prior to the Election Date, if any (including, without limitation, as contemplated by Sections 8.1(b) and 8.1(c)), shall be the termination rights contained in Section 7.1 and any fee payable pursuant to Section 8.1, and in the event of any such breach, the breaching party shall have no liability whatsoever (including, without limitation, liability for actual, direct, indirect, consequential (including lost profits), punitive, exemplary or special damages), other than the obligation to pay any fee required to be paid pursuant to Section
8.1. Any such fee shall constitute liquidated damages and shall not be deemed a penalty. No Party shall be obligated to pay more than one such fee. After the Election Date and notwithstanding anything in this Agreement to the contrary, Parent and the Company shall each have the right to receive any fee payable under Section 8.1 hereof and shall also have all other remedies available at law or in equity in the event of a breach of this Agreement by the other Party.

                               ARTICLE VIII

                               MISCELLANEOUS

     Section 8.1    Fees and Expenses.

          (a) Except as otherwise provided in this Agreement, all costs and expenses incurred in connection with this Agreement and the consummation of the transactions contemplated in this Agreement shall be paid by the Party incurring such expenses.

          (b) If this Agreement is terminated by the Company pursuant to Section 7.1(c), then Parent shall immediately pay to the Company an amount equal to $3,000,000 in immediately available funds.

          (c) If this Agreement is terminated by Parent pursuant to Section 7.1(d), then the Company shall immediately pay to Parent an amount equal to $3,000,000 in immediately available funds.

          (d) Parent shall be solely responsible for any and all filing fees that are payable in connection with or on account of any filing by Parent or any other Party concerning the transactions contemplated by this Agreement under or pursuant to the HSR Act.

     Section 8.2    Amendment; Waiver.

          (a) This Agreement may be amended by the Parties, by action taken or authorized by their respective Boards of

Directors, at any time before or after approval by the stockholders of the Company of the matters presented in connection with the Merger, but after any such approval no amendment shall be made without the approval of such stockholders if such amendment changes the Merger Consideration or alters or changes any of the other terms or conditions of this Agreement in a matter that materially adversely affects the rights of such stockholders. This Agreement may not be amended except by an instrument in writing signed on behalf of all of the Parties.

          (b) At any time prior to the Effective Time, the Parties may (i) extend the time for the performance of any of the obligations or other acts of the Parties, (ii) waive any inaccuracies in the representations and warranties of one or more Parties contained in this Agreement or in any document, certificate or writing delivered pursuant to this Agreement or
(iii) waive compliance with any of the agreements or conditions of the Parties contained in this Agreement. Any agreement on the part of any Party to any such extension or waiver shall be valid only if set forth in an instrument in writing signed on behalf of such Party.

     Section 8.3 Survival. The respective representations and warranties of Parent, Acquisition and the Company contained herein or in any certificates or other documents delivered prior to or as of the Effective Time shall not survive beyond the Effective Time. The covenants and agreements of the Parties (including the Surviving Corporation after the Merger) shall survive the Effective Time without limitation (except for such covenants and agreements which, by their terms, contemplate a shorter survival period).

     Section 8.4 Notices. All notices and other communications under this Agreement shall be in writing and shall be deemed given upon (a) transmitter's confirmation of a receipt of a facsimile transmission provided that a confirmed delivery by a standard overnight carrier or a hand delivery is made within two business days of the date such facsimile is sent or (b) confirmed delivery by a standard overnight carrier or when delivered by hand, addressed at the following addresses (or at such other address for a Party as shall be specified by like notice):

           (a) if to the Company, to:

               Zions Co-operative Mercantile Institution
               2200 South 900 West
               Salt Lake City, UT  84119
               Telephone: (801) 579-6179
               Facsimile: (801) 292-5671
               Attention: Chief Financial Officer
               with a copy to:

               Stoel Rives LLP
               201 South Main Street, Suite 1100
               Salt Lake City, UT 84111-4904
               Telephone:  (801) 328-3131
               Facsimile:  (801) 578-6999
               Attention:  Brent J. Giauque

          and

          (b)  if to Parent or Acquisition, to:

               The May Department Stores Company
               611 Olive Street
               St. Louis, MO 63101
               Telephone:  (314) 342-6563
               Facsimile:  (314) 342-3040
               Attention:  R. Dean Wolfe

               with a copy to:

               The May Department Stores Company
               611 Olive Street, Suite 1750
               St. Louis, MO 63101
               Telephone:  (314) 342-6467
               Facsimile:  (314) 342-3066
               Attention:  Alan E. Charlson

     Section 8.5 Interpretation. When a reference is made in this Agreement to Sections, such reference shall be to a Section of this Agreement unless otherwise indicated. Whenever the words "include", "includes" or "including" are used in this Agreement they shall be deemed to be followed by the words "without limitation". The phrase "made available" when used in this Agreement shall mean that the information referred to has been made available if requested by the Party to which such information is to be made available. The words "Affiliates" and "Associates" when used in this Agreement shall have the respective meanings ascribed to them in Rule 12b-2 under the Exchange Act. The phrase "beneficial ownership" and words of similar import when used in this Agreement shall have the meaning ascribed to it in Rule 13d-3 under the Exchange Act.

     Section 8.6 Section Headings. The headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement.




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     Section 8.7    Counterparts.  This Agreement may be executed
in two or more counterparts, each of which shall be deemed an original but all of which shall be considered one and the same agreement.

     Section 8.8 Entire Agreement. This Agreement, together with the schedules, documents, letter agreements, and instruments referred to therein or in this Agreement, (i) constitute the entire agreement between the Parties on the subject matter of this Agreement, and supersedes all prior agreements and understandings (written and oral), among the Parties with respect to the subject matter of this Agreement and (ii) except as provided in Section 5.7, is not intended to confer upon any person other than the Parties any rights or remedies under this Agreement.

     Section 8.9 Severability. If any term, provision, covenant or restriction of this Agreement is held by a court of competent jurisdiction or other authority to be invalid, void, unenforceable or against its regulatory policy, the remainder of the terms, provisions, covenants and restrictions of this Agreement shall remain in full force and effect and shall in no way be affected, impaired or invalidated.

     Section 8.10 Governing Law; Waiver of Jury Trial; Enforcement. This Agreement shall be governed and construed in accordance with the laws of the State of Utah without giving effect to the principles of conflicts of law thereof. Each Party
(a) waives, to the fullest extent permitted by applicable law, any right it may have to a trial by jury in respect of any action, suit or proceeding arising out of or relating to this Agreement, (b) consents to submit itself to the personal jurisdiction of any federal court located in the State of Utah or any Utah state court in the event any dispute arises out of this Agreement or any of the transactions contemplated by this Agreement, (c) agrees that it will not attempt to deny such personal jurisdiction by motion or other request for leave from any such court and (d) agrees that it will not bring any action relating to this Agreement or any of the transactions contemplated by this Agreement in any court other than a federal or state court sitting in the State of Utah.

     Section 8.11 Assignment. Neither this Agreement nor any of the rights, interests or obligations under this Agreement shall be assigned or delegated by any of the Parties (whether by operation of law or otherwise) without the prior written consent of the other Parties, except that Acquisition may, in its sole discretion, assign any or all of its rights, interests and obligations under this Agreement to Parent or any majority-owned Affiliate of Parent.


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     Section 8.12   Continuation of Attorney-Client Privilege.
The Company has been represented by counsel in connection with the Merger and representatives of the Company, including certain of the Key Executives, have had and through the Closing will have communications with such counsel concerning or related to the Merger, the reasons for the Merger, alternatives available to the Company to resolve its financial situation, existing or possible financing arrangements, and other similar or related matters that are entitled to be treated as confidential attorney-client communications under the Utah Rules of Professional Conduct and Utah law (collectively, the "Merger Communications"). Subsequent to the consummation of the transactions contemplated by this Agreement, the confidential nature of the Merger Communications shall be preserved and, therefore, the Merger Communications shall be treated as confidential by Parent and shall not be directly or indirectly disclosed to or used by Parent or any representative of Parent or the Company, notwithstanding that the Company is owned by Parent.

     Section 8.13 Publicity. The initial press release with respect to the Merger shall be a joint press release. Thereafter, subject to their respective legal obligations (including requirements of stock exchanges and other similar regulatory bodies), the Company, Parent and Acquisition shall consult with each other before issuing any such press release or otherwise making public statements with respect to the Merger.




                         [signature page follows]





















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     IN WITNESS WHEREOF, Parent, Acquisition and the Company have caused this Agreement to be signed by their respective officers thereunto duly authorized as of the date first written above.

                              THE MAY DEPARTMENT STORES
                              COMPANY

                              By:  /s/ R. Dean Wolfe
                                   R. Dean Wolfe
                                   Executive Vice President



                              MS ACQUISITION , INC.

                              By:  /s/ Richard A. Brickson
                                   Richard A. Brickson
                                   Vice President



                              ZIONS CO-OPERATIVE MERCANTILE
                              INSTITUTION

                              By:  /s/ Richard H. Madsen
                                   Richard H. Madsen
                                   Chairman, Chief Executive
                                   Officer and President
























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